                                 PROXY STATEMENT
        PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                     [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
         [x]  Preliminary Proxy Statement
         [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
         [ ]  Definitive Proxy Statement
         [ ]  Definitive Additional Materials
         [ ]  Soliciting Material pursuant to Section 240.14a-11(c) or
              Section 240.14a-12

                              I-SECTOR CORPORATION
                (Name of Registrant as specified in its Charter)

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
         [ ]  No fee required
         [x] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                      (1) Title of each class of securities to which the transaction applies:

                                   Common Stock, $.01 par value

                      (2) Aggregate number of securities to which the transaction applies:

                           The filing fee is based on the proposed issuance of up to 1,367,993 shares of the Common Stock, $.01 par value per share, to be issued in connection with the merger transaction herein described. The per share market value of the Common Stock to be issued is calculated in accordance with Exchange Act Rule 0-11(a)(4) as the average of the high and low price of the Common Stock on the American Stock Exchange on January 27, 2005, which was $6.25. The proposed maximum aggregate value of the transaction is calculated by multiplying the maximum number of shares issuable in connection with the merger, including shares underlying options assumed, (1,367,993 shares) by the per share value of the Common Stock calculated under Rule 0-11(a)(4), $6.25.

                      (3) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                      (4)  Proposed maximum aggregate value of the transaction:

                                   $8,549,957

                      (5)  Total fee paid:

                                   $1,006.33

[ ]   Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

         (1)  Amount previously paid:
                                     -------------------------------------------
         (2)  Form, Schedule or Registration Statement No.:
                                                           ---------------------
         (3)  Filing Party:
                           -----------------------------------------------------
         (4)  Date Filed:
                         -------------------------------------------------------

                              I-SECTOR CORPORATION
                             6401 SOUTHWEST FREEWAY
                              HOUSTON, TEXAS 77074

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 18, 2005

                                   ----------

         Notice is hereby given that a Special Meeting of Stockholders (the "Meeting") of I-Sector Corporation, a Delaware corporation (the "Company"), will be held at the principal offices of the Company located at 6401 Southwest Freeway, Houston, Texas 77074 on March 18, 2005, at 10:00 a.m., local time, for the following purposes:

         1) To approve the issuance of shares of common stock and the potential issuance of shares of Common Stock upon exercises of options substituted in connection with the Company's elimination of the minority interest (the "Exchange") in Internetwork Experts, Inc., a majority-owned subsidiary of the Company ("INX");

         2) To approve an amendment to the I-Sector Corporation Incentive Plan (the "Plan") to increase by 1,123,103 the total number of shares of common stock available for issuance under the Plan to enable the Company to substitute options to acquire its Common Stock for INX stock options that will be eliminated as a result of Exchange; and

         3) To transact such other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on February 2, 2005, will be entitled to notice of and to vote at the Meeting and any adjournments thereof. Each of these stockholders is cordially invited to be present and vote at the Meeting in person. A list of stockholders entitled to vote at the meeting will be available for inspection ten days prior to the Meeting at the principal offices of the Company, located at 6401 Southwest Freeway, Houston, Texas 77074. You can contact the Company with any further questions at (713) 795-2000.

         The presence in person or by proxy at the meeting of at least a majority of all outstanding shares of common stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

         Please read the proxy material carefully. Your vote is important, and the Company appreciates your cooperation in considering and acting on the matters presented.

                                        By order of the Board of Directors,

Houston, Texas                          Jeffrey A. Sylvester
February 12, 2005                       Secretary

                                   ----------

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHOULD YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES AND ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL YOUR SHARES WILL BE VOTED. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                              I-SECTOR CORPORATION
                             6401 SOUTHWEST FREEWAY
                              HOUSTON, TEXAS 77074

                                   ----------

                                 PROXY STATEMENT
                                       FOR
                        A SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                              I-SECTOR CORPORATION
                          TO BE HELD ON MARCH 18, 2005

                                   ----------

                               GENERAL INFORMATION

         Your proxy in the enclosed form is solicited by the Board of Directors (the "Board") of I-Sector Corporation, a Delaware corporation (the "Company"), for use at a Special Meeting of Stockholders to be held at the principal offices of the Company located at 6401 Southwest Freeway, Houston, Texas 77074 on March 18, 2005, at 10:00 a.m., local time (the "Meeting"), for the purposes set forth in the accompanying notice and at any adjournment or postponement of the Meeting. The mailing of this proxy statement and the accompanying Notice of Special Meeting and form of Proxy Card (the "Proxy Card") to the stockholders of the Company is expected to first commence on or about February 12, 2005. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "2003 Annual Report"), and the Company's Quarterly Report on Form 10-Q, as amended, for the quarterly period ended September 30, 2004, as amended, (the "Quarterly Report"), are being mailed to stockholders concurrently with this proxy statement. The 2003 Annual Report and the Quarterly Report are not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

         The shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), represented by proxy will be voted in accordance with the instructions given on the Proxy Card, subject to the proper execution of the Proxy Card and its receipt by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted "FOR" the approval of Proposal One and Proposal Two.

         Approval of Proposals One and Two would authorize the Company to eliminate the existing and potential future minority interest in its 92.4%-owned subsidiary, Internetwork Experts, Inc., a Delaware corporation ("INX"). The transactions to accomplish the elimination of the minority interest in INX are referred to as the "Exchange." If the Exchange is approved by stockholders, the minority interest in INX would be eliminated by issuing approximately 244,890 shares of the Company's Common Stock in exchange for all outstanding INX common stock owned by persons other than the Company, and by substituting the Company's stock options (to acquire approximately 1,123,103 shares of the Company's Common Stock) for INX stock options. The purpose of Proposal One is to obtain stockholder approval of the issuances of Common Stock necessary to accomplish the Exchange. The purpose of Proposal Two is to increase the number of shares of Common Stock that the Company is authorized to issued under its stock option plan by the number of shares necessary for the Company to substitute its stock options for INX stock options.

                      SHARES OUTSTANDING AND VOTING RIGHTS

RECORD DATE AND SHARES OUTSTANDING

         Only holders of shares of Common Stock of record as of the close of business on February 2, 2005 (the "Record Date"), are entitled to vote at the Meeting. As of the Record Date there were 5,207,604 shares of Common Stock (collectively, the "Shares") issued, outstanding and entitled to vote at the Meeting. Each of the Shares is entitled to one vote on all matters to be voted upon at the Meeting.

QUORUM; BROKER NON-VOTES; ABSTENTIONS

         The presence, in person or by proxy, of the holders of a majority of the Shares will constitute a quorum for the transaction of business at the Meeting and any adjournment or postponement thereof. The Shares that are voted by proxy "FOR," "AGAINST" or "ABSTAIN" a proposal are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting with respect to such proposal.

         Broker non-votes (i.e., Shares held by a broker or nominee that are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting, but will not be counted for purposes of determining the number of votes cast with respect to a particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not affect the outcome of the voting on any proposal set forth in this Proxy Statement.

REVOCABILITY OF PROXY

         A stockholder may revoke a proxy by:

         (1)  delivering to the Company written notice of revocation;

         (2)  delivering to the Company a signed proxy bearing a later date; or

         (3)  appearing at the Meeting and voting in person.

         Votes will be tabulated and the results will be certified by an election inspector will be required to resolve impartially any interpretive questions as to the conduct of the vote.

         If not revoked, the proxy will be voted at the Meeting in accordance with the instructions indicated on the Proxy Card by the stockholder or, if no instructions are indicated, will be voted "FOR" Proposal One, "FOR" Proxy Two, and as to any other matter that may be properly brought before the Meeting, in accordance with the judgment of the proxy holders.

                                     SUMMARY

         This summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. To understand the transaction fully and the consequences to you, you should read carefully the entire proxy statement and the documents referred to in this document.

         The Company is a leading regional provider of network infrastructure and IP telephony solutions including related implementation and support services for enterprises. The network and IP telephony solutions that the Company offers are "Cisco-Centric," meaning they are based on the products and technology of Cisco Systems, Inc. ("Cisco"). These solutions include design, implementation and support of IP telephony, LAN/WAN routing and switching, virtual private networks, voice over IP, network security, and wireless networks. Because of the Company's substantial experience and technical expertise in the design, implementation and support of IP telephony solutions, the Company believes that it is well-positioned to take advantage of what it believes to be the growing trend of implementation by enterprises of IP telephony in general and, in particular, the pure, packet-switched IP telephony solutions of Cisco. The Company also develops and markets its own computer telephony integration software and provide remote information technology services. The operations of the Company are managed from offices in Houston, Dallas, Austin and San Antonio, Texas, as well as Washington, D.C.

         The Company is a holding company and it operates its three business segments through separate subsidiaries. The Company operates its IP telephony and network infrastructure business through INX. The Company's computer telephony software business is conducted through its Stratasoft, Inc. subsidiary and its remote information technology management business is operated through its Valerent, Inc. subsidiary.

         INX is the Company's most significant subsidiary. For the nine-month period ended September 30, 2004, INX contributed 88% of the Company's total revenue, 71% of its gross profit, and substantially all of its operating income.

         INX is not a wholly-owned subsidiary of the Company. Minority stockholders own approximately 7.6% of INX's outstanding common stock and the Company owns the balance, or approximately 92.4%. Additionally, INX has issued stock options which would reduce the Company's ownership of INX to approximately 31.5% and increase the minority ownership interest in INX to approximately 69.5% if such options were fully exercised.

         At the Meeting, stockholders will be asked to approve two proposals that will enable the Company to eliminate the presently-existing minority ownership of INX, and the potential future minority ownership of INX that could arise if presently outstanding INX stock options are exercised.

REASONS FOR THE ELIMINATION OF THE MINORITY INTEREST IN INX (PAGE 8)

         During 2004, the Board evaluated the impact of the minority interest of INX on the Company, the implementation of its business strategy and the impact on the Company's stockholders. The Board concluded that it would be in the best interest of the Company and its stockholders to eliminate the minority interest in INX by acquiring all outstanding shares of common stock of INX not owned by the Company and by substituting the Company's stock options for INX stock options. The Board concluded that an elimination of the minority interest in this manner would:

         o    simplify the capital structure of the Company;

         o eliminate the potential future reduction in earnings resulting from the minority interest in INX;

         o align the interests of the minority interest securityholders of INX (many of whom are key employees of INX and the Company) with the interests of the Company's stockholders;

         o enhance and simplify the Company's ability to consummate acquisitions;

         o eliminate doubt and uncertainty related to the impact that the minority interest in INX would have on stockholders, future results of operations and employees of the Company;

         o    improve INX employee morale;

         o eliminate investor speculation about the non-cash charge to earnings related to the Exchange; and

         o eliminate the potential adverse impact of the minority interest in INX on the Company's ability to attract institutional investors and raise capital.

RECOMMENDATION TO STOCKHOLDERS (PAGE 18)

         The Board recommends that you vote FOR approval of Proposal One and Proposal Two.

         Both Proposal One and Proposal Two must be approved by stockholders for the Company to have authority to complete the Exchange. If either Proposal One or Two is not approved, the Exchange will not be consummated.

SUMMARY TERMS OF THE MERGER (PAGE 9)

         In the Merger, the Company will issue one share of Common Stock in exchange for 7.35 shares of INX common stock held by stockholders other than the Company. There will be no fractional shares of Common Stock issued. Any fractional shares will be paid in cash by INX. Additionally, pursuant to the Merger Agreement, each option to acquire INX common stock will remain outstanding and be substituted with an option to acquire one share of Common Stock for each 7.35 shares of INX common stock granted in the INX option with a corresponding increase in the exercise price. The substituted option will remain subject to the original terms and conditions, but will become fully vested and exerciseable as a result of the Merger pursuant to the "change of control" provisions of the INX plan.

ACCOUNTING TREATMENT (PAGE 10)

         The Company's acquisition of the minority interest in INX will be accounted for under the purchase method of accounting. After such acquisition, all of INX's income from operations will be included in the Company's income statement, as opposed to only a portion, which is currently reported. In addition, the substitution of options to purchase shares of common stock of INX for options to purchase shares of Common Stock will result in a remeasurement of the options involved in the exchange. As a result of such remeasurement, the Company expects to record a non-cash charge to compensation expense. The amount of non-cash charge cannot be determined presently and will be based on the price of the Common Stock on the date of the remeasurement and the exercise price of the options involved. If the Exchange occurred on February 1, 2004, based on the closing price of the Common Stock of $6.50 per share on that date, the Company would have recorded a non-cash charge of approximately $6.01 million.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 10)

         The Company expects that the Exchange will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code. None of the Company, INX or any of the existing stockholders of the Company will recognize any gain or loss as a result of the Exchange. No gain or loss will be recognized by the stockholders of INX who exchange their INX common stock solely for Common Stock (except with respect to cash received in lieu of a fractional share of Common Stock). The assumption by the Company of options to acquire INX common stock is expected to be tax neutral, except that the acceleration of vesting of such options that will occur as a result of the Exchange could limit their qualification as incentive stock options in certain circumstances.

OPINION OF FINANCIAL ADVISOR (PAGE 16)

         A special committee of the Board retained VALUE Incorporated ("VALUE"), an outside, independent financial valuation firm, as its financial advisor in connection with the Exchange. In deciding to approve the acquisition of the minority interest of INX, the Board considered the opinion of VALUE that the consideration to be issued to the holders of the minority interest in the Exchange is fair from a financial point of view to the Company's stockholders.

                                  PROPOSAL ONE

  APPROVAL OF ISSUANCE OF SHARES OF COMMON STOCK AND THE POTENTIAL ISSUANCE
       OF SHARES OF COMMON STOCK UPON EXERCISES OF OPTIONS SUBSTITUTED IN
        CONNECTION WITH THE ELIMINATION OF THE MINORITY INTEREST IN INX

         The Exchange is proposed to be accomplished by a Merger between INX, which is a majority-owned subsidiary of the Company and a newly-formed wholly-owned subsidiary of the Company. On February 1, 2005, the Company, INX Merger Sub, Inc., a newly-formed wholly-owned subsidiary of the Company ("Merger Sub"), INX and certain stockholders of INX entered into a merger agreement (the "Merger Agreement"), pursuant to a newly formed, wholly-owned subsidiary of the Company was merged with and into INX, with INX surviving the merger (the "Merger"). Upon consummation of the Merger, INX will become a wholly-owned subsidiary of the Company. The Company is seeking stockholder approval of the issuance of (i) 244,890 shares of Common Stock and (ii) options to acquire 1,123,103 shares of Common Stock in the Exchange.

         This section of the proxy statement describes the Exchange, including the Merger Agreement. The Company believes that this description covers the material terms of the Exchange, however, this summary may not contain all of the information that is important to a stockholder. Please read carefully this entire proxy statement and the documents the Company refers to for a more complete understanding of the Company and the transaction.

BACKGROUND

         The proposed acquisition of the minority interest of INX is the result of arm's length negotiations between a special committee of the Board and Mark
T. Hilz on behalf of the holders of the minority interest in INX. The following is a summary of the background of these negotiations, which led to the approval of the transaction by the boards of directors of both the Company and INX as well as INX's stockholders.

         The Company created INX in July 2000 and operates its IP telephony and network infrastructure business. INX's principal executive offices are at 1955 Lakeway Drive, Suite 220, Lewisville, Texas 75057 and the main telephone number is (469) 549-3800. In connection with the formation of INX, INX and the Company, as INX's sole stockholder adopted and approved the Internetwork Experts, Inc. Incentive Plan (the "INX Plan") to encourage the continued employment and service of, and maximum efforts by, officers, consultants and other key employees by offering those persons an opportunity to acquire a direct proprietary interest in the operations and future success of INX. To accomplish this, INX initially granted stock options under the INX Plan to the original executive managers of INX. The number of outstanding options increased thereafter as additional option grants were made to the original executive managers and other key employees of INX.

         The Company chose to provide incentive compensation to the original executive managers of INX in the form of INX stock options rather than Company stock options because at the time INX had no operations and its managers had no involvement in the operations of the Company or its other subsidiaries. The practice of issuing INX stock options rather than Company stock options as a form of incentive compensation continued as INX grew to become the largest revenue producing segment of the Company's business. In 2002, INX produced approximately 73.1% of the Company's revenue. In 2003, it was decided that it would be in the best interest of the Company and its stockholders to cease granting INX stock options and to grant options for Common Stock to incentivize these employees. The Company made this decision because it believed that INX had become now a major contributor to the operations and future success of the Company as a result of the amount of revenue generated by INX and because the responsibility of certain members of INX's senior management had grown to include activities of other aspects of the Company's business. In 2003, INX had grown to represent over 80% of the Company's revenue. As INX continued to grow and become more significant to the Company, the Board came to believe that it would be in the best interest of the Company and its stockholders to directly align the interests of the key employees of INX with that of the Company's stockholders.

         The practice of granting INX stock options was discontinued in November 2003, and none of the options have been exercised. However, in April 2004, INX ceased to be a wholly-owned subsidiary as the result of the issuance of shares of INX common stock to certain individuals in connection with INX's purchase of certain assets of Digital Precision, Inc. in April 2003. This transaction resulted in the creation of the minority interest and decreased the Company's ownership percentage in INX to 92.4%. The Company's ownership interest could be further decreased to as low as 69.5% if all outstanding INX stock options were exercised.

         On August 10, 2004, the Board authorized and formed a special committee (the "Special Committee"), consisting of two non-employee members of the Board, to consider, review and evaluate alternatives for exchanging the minority interest in INX into a similar interest in the Company. The Special Committee was granted the specific power to hire and retain outside experts as it determined was necessary.

         Following its creation, the Special Committee determined that in evaluating any possible exchange of the minority interest in INX for a similar interest in the Company, its priorities were that any recommendation must be in the best interest of the Company's existing stockholders, must be non-dilutive to future the earnings of the Company, including the impact of the INX options, and must improve the morale of current INX and Company employees that are securityholders of INX.

         The Special Committee evaluated a number of different methodologies for valuing INX for the purposes of evaluating the exchange of the minority interest in INX for a similar interest in the Company. The Special Committee analyzed the contribution of INX to the Company's total enterprise value using a number of different approaches, including a projected discounted cash flow analysis. The Special Committee negotiated with Mark Hilz, as the representative of all of the holders of the minority interest in INX, because he is the largest potential minority interest stockholder because of the options that he holds. Mr. Hilz was not formally appointed by the holders of the minority interest in INX, but as a practical matter, he was in the best position to negotiate on their behalf because he is the chief executive officer of INX and is the largest optionholder and had the greatest economic stake of all INX stockholders and optionholders. Following preliminary discussions with Mr. Hilz, the Special Committee retained VALUE to assist the Special Committee in establishing a value for INX and exploring alternatives for exchanging the minority interest in INX for similar interests in the Company. The Special Committee chose VALUE after researching the firm and interviewing its principal, based upon VALUE's reputation and specific experience in valuing technology companies similar to INX and the Company. VALUE was also retained to prepare a fairness opinion of the ultimate proposal made by the Special Committee.

         With the assistance of VALUE, the Special Committee used various analyses of projected results of each of the Company's subsidiaries and assigned values to each of the subsidiaries and to the assets of I-Sector. In connection with this analysis, both the Special Committee and VALUE interviewed management and reviewed projections and valuation techniques. After significant analysis, the Special Committee, based on the recommendation of VALUE and other factors, unanimously determined that an exchange ratio of 7.35 shares of INX common stock for one share of Common Stock was in the best interest of the Company's stockholders and that the outstanding options to purchase INX common stock should be assumed by the Company at the same exchange ratio and with proportionate increased exercise prices.

         The Board held a special meeting on December 29, 2004 for the sole purpose of evaluating the exchange of the minority interest in INX for a similar interest in the Company. Mr. Chadwick, as the Chairman of the Special Committee, presented the recommendation of the Special Committee that the minority interest in INX, including the outstanding options to acquire INX common stock, be exchanged for similar interests in the Company using an exchange ratio of 7.35 shares of INX common stock for one share of Common Stock. Mr. Chadwick presented the Board with a summary of the actions taken by the Special Committee and an explanation of how the Special Committee reached its decision. VALUE made a presentation to the Board and delivered its written fairness opinion that stated its conclusion that the exchange of the minority interest in INX, including the options to acquire INX common stock, for similar interests in the Company at an exchange ratio of 7.35 shares of INX common stock for one share of Common Stock was fair, from a financial point of view, to the Company's stockholders. Following further discussions and deliberations, the Board approved and adopted the recommendation of the Special Committee that (i) the shares of INX common stock not held by the Company be exchanged for shares of Common Stock at an exchange ratio of one share of Common Stock for each 7.35 shares of INX common stock, and (ii) the options to purchase shares of INX common stock be assumed on the same basis and with proportionate increased exercise prices. Finally, the Board authorized the Special Committee and Mr. Long, the Company's Chief Executive Officer and Chairman, to negotiate with the holders of the minority interest in INX to agree upon a transaction between the Company and the holders of the minority interest in INX on the terms and conditions recommended by the Special Committee. However, the Board required that the final form of the transaction and related agreements be approved by the full Board before the Company executed the transaction documents.

         After consulting with legal counsel and tax advisors, the Company determined that the elimination of the minority interest in INX should be structured as a merger of a newly formed, wholly-owned subsidiary of the Company with and into INX, with INX surviving the merger. At a meeting held on February 1, 2005, the Board (i) determined that the Merger Agreement, the Merger and the transactions contemplated thereby were in the best interest of the Company and its stockholders, authorized and approved the execution and delivery of the Merger Agreement and the consummation of the Merger and the transactions contemplated thereby.

REASONS FOR THE ELIMINATION OF THE MINORITY INTEREST IN INX

         The Merger and the Exchange will effect an exchange of the equity interests of INX not currently owned by the Company for a similar interest in the Company. While this will increase the diluted shares used in calculating the Company's earning per share and will create a one-time non-cash charge to earnings related to the remeasurement of the INX stock options involved in the Exchange held by current employees, the Merger and the Exchange will solve a number of issues that the Board has concluded make completing the Exchange necessary, advisable and in the best interest of the Company and it stockholders. The Merger and the Exchange will:

         o Simplify the capital structure of the Company. Currently, the complex capital structure created by the minority interest in INX complicates the Company's disclosure in its public filings and is confusing to both the Company's stockholders and the investing public in general. In addition, investors must consider and evaluate the existence of the minority interest in INX when evaluating the value of the Company.

         o Eliminate the potential future reduction in earnings resulting from the minority interest in INX. When accounting for the minority interest in INX, the Company is required to reduce INX's earnings by the minority interest's ownership percentage in INX. Currently, INX's earnings are reduced by approximately 7.2%. In the future, the percentage represented by the minority interest in INX could increase to as high as 30.4%as a result of the exercise of existing options to acquire INX common stock. Once INX becomes a wholly-owned subsidiary as a result of the Merger, the Company will be entitled to recognize all of INX's earnings and will not face future reductions in the percentage of INX's earnings that consolidate into the Company's earning as INX options are exercised.

         o Align the interests of the minority interest securityholders of INX with the interests of the Company's stockholders. Currently the financial interests of the holders of the minority interest in INX are not directly aligned with the interests of the Company's stockholders. Key employees of the Company and INX own a majority of the minority interests in INX. Through the Merger and the Exchange, the holders of the minority interest in INX will become holders of Common Stock and holders of options exercisable for Common Stock and will surrender all of their interests in INX. As a result, their interest will be more directly aligned with the interests of the Company's other stockholders.

         o Enhance and simplify the Company's ability to consummate acquisitions. In the future, the Company expects to expand its network infrastructure and IP telephony operations through acquisitions. The existence of the minority interest in INX complicates making acquisitions because such acquisitions must be made with Common Stock and/or capital of the Company. The key executives at INX to be charged with managing the acquired businesses do not currently have a financial interest in the Company, but in INX. Thus, the ability to fund acquisitions is complicated with respect to how such acquisitions will be paid for and how INX's senior managers will be compensated for managing such acquired companies.

         o Eliminate doubt and uncertainty related to the impact that the minority interest in INX would have on stockholders and future results of operations of the Company. As INX continues to grow, there is the possibility that additional capital will be required in order to operate the business. The existence of the minority interest in INX complicates the funding of INX's working capital requirements by the Company, because any transfer of assets between INX and the Company is complicated by the fact that the Company does not own 100% of INX.

         o Improve INX employee morale. Because key employees of INX hold an interest in an illiquid security in INX and are therefore not able to realize the benefits of the incentive compensation and their investment in INX, employee morale issues have resulted. The INX employees consider themselves "trapped" inside a privately-held company controlled by the Company and believe their INX investment may never achieve liquidity. Furthermore, these INX employees feel that as they continue to perform and improve the value of the Company through their efforts, they are not equally rewarded along with the Company's stockholders. The Exchange will provide the INX employees with some measure of liquidity and will allow these employees to be rewarded in direct proportion to the their contributions to the Company and its stockholders.

         o Eliminate the investor speculation about the non-cash charge to earnings related to the Exchange. If INX continues to grow more rapidly than other components of the Company it becomes a larger portion of the overall Company's value. If the Company's stock price increases in the future, this, combined with the increased value of INX as a percentage of the Company's total value, will result in a larger non-cash charge to earnings related to the conversion of the INX options. Therefore, performing the Exchange at this time, rather than at some point in the future, will possibly result in realizing a lesser non-cash charge to earnings related to the Exchange.

         o Eliminate the potential adverse impact of the minority interest in INX on the Company's ability to attract institutional investors and raise capital. In numerous instances, institutional investors have informed the Company that they would not consider an investment in the Company unless the minority interest in INX is eliminated. In addition, investment bankers with whom the Company has worked have informed the Company that the existence of the minority interest in INX has limited the Company's ability to raise capital through the public markets.

         For the reason's set forth above, the Company believes that the Merger and the Exchange, at this time, and on the terms set forth herein, are in the best interest of the Company and its stockholders.

TERMS OF THE MERGER

         Terms of the Merger are set forth in the Merger Agreement. The Merger Agreement is included as Annex A to this proxy statement. Please review the Merger Agreement in its entirety.

         The terms of the Merger can be summarized as follows. At the effective time of the Merger, Merger Sub will merge with and into INX. INX will be the surviving corporation of the Merger and INX will become a wholly-owned subsidiary of the Company.

         In the Merger, the Company will issue one share of Common Stock in exchange for 7.35 shares of INX common stock held by stockholders other than the Company. There will be no fractional shares of Common Stock issued. Any fractional shares will be paid in cash by INX. Additionally, pursuant to the Merger Agreement, each option to acquire INX common stock will remain outstanding and be substituted with an option to acquire one share of Common Stock for each 7.35 shares of INX common stock granted in the INX option with a corresponding increase in the exercise price. The substituted option will remain subject to the original terms and conditions, but will become fully vested and exerciseable as a result of the Merger pursuant to the "change of control" provisions of the INX Plan.

AMERICAN STOCK EXCHANGE REQUIREMENTS FOR STOCKHOLDER APPROVAL

         The Common Stock is listed on the American Stock Exchange, and, as a result, the Company is subject to the rules of the American Stock Exchange.
Section 712(b) of the American Stock Exchange Company Guide requires stockholder approval prior to the issuance of securities under certain circumstances, including a transaction involving the issuance of common stock in an amount that is equal to 20% or more of the issuer's common stock outstanding before such issuance. The 244,890 shares of Common Stock to be issued in the Merger and the 1,123,103 shares of the Common Stock that may be issued upon exercise of options assumed in the Merger is more than 20% of the Common Stock that is currently outstanding. Accordingly, the Company is seeking stockholder approval for the issuance of (i) shares of Common Stock and (ii) options to acquire shares of Common Stock in the Company's elimination of the minority interest in INX.

INTERESTS OF CERTAIN PERSONS

         Mark T. Hilz, the Company's President and Chief Operating Officer, and Paul Klotz, Vice President of INX, each own four options to acquire a total of 4,400,000 and 1,075,000 shares of INX common stock, respectively, with a weighted average exercise price of $0.1341 and at exercise prices ranging from $0.01 to $0.25 per share. As a result of the Merger and Exchange, these INX options will be converted into four options to acquire an aggregate of 598,635 and 146,255 shares of Common Stock, respectively, with an weighted average exercise price of $0.9854 per share and at exercise prices ranging from $0.0735 per share to $1.8375 per share. Other employees of the Company own options to acquire a total of 2,780,038 shares of INX common stock and will receive options to acquire 378,213 shares of Common Stock all at an exercise price of $1.47.

ACCOUNTING TREATMENT

         The Company expects the Merger to be treated as the acquisition of a minority interest using the purchase method of accounting. After the Merger, all of INX's income from operations will be included in the Company's income statement, as opposed to only a portion, which is currently reported. In addition, the assumption of INX stock options by the Company in the Exchange will result in a remeasurement of the options involved and the recording of a non-cash charge to compensation expense equal to the intrinsic value of the options on the effective date of the Merger. As a result, the Company expects to incur a non-cash compensation charge, the amount of which will be based on the number of option shares, the price of the Common Sock on the effective date of the Merger and the exercise price of the options involved in the remeasurement. Based on the INX stock options to purchase 8,255,038 shares of INX common stock currently outstanding, the non-cash charge to earnings would be approximately $5.4 million, $6.6 million, $7.7 million, $8.8 million or $9.9 million if the Company's stock price was $6.00, $7.00, $8.00, $9.00 or $10.00, respectively, on the effective date of the Merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The expected material federal income tax consequences of the Merger are set forth below. This discussion does not address all of the tax consequences of the Merger that may be relevant to you. This discussion is based upon the Internal Revenue Code, the regulations of the U.S. Treasury Department, and court and administrative rulings and decisions in effect on the date of this proxy statement. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion. You are advised to consult your own tax advisor with respect to the federal tax consequences that may be applicable to you particularly since your personal tax situation will impact your tax consequences from the Merger.

         This discussion assumes that the Merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the Merger Agreement and related documentation. This description also assumes that stockholders hold their shares of INX common stock as a capital asset and does not address the tax consequences that may be relevant to a particular stockholder receiving special treatment under some federal income tax laws. Stockholders receiving special treatment include banks, tax exempt organizations, insurance companies, dealers in securities or foreign currencies, INX stockholders who receive their INX common stock through the exercise of options or otherwise as compensation except for the limited purposes with respect to options under the INX Plan as described below, INX stockholders who are not U.S. persons, and INX stockholders who hold INX common stock as part of a hedge, straddle or conversion transaction.

         This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. No rulings or opinions regarding any tax matters relating to the Merger have been or will be sought from the Internal Revenue Service or counsel, respectively.

         Based on the above, it is expected that:

         o    the Merger will qualify as a reorganization within the meaning of
              Section 368(a)(1)(B) of the Internal Revenue Code;

         o none of the Company, INX or any existing stockholder of the Company will recognize any gain or loss as a result of the Merger;

         o no gain or loss will be recognized by the stockholders of INX who exchange their INX common stock solely for Common Stock (except with respect to cash received in lieu of a fractional share of Common Stock);

         o the aggregate tax basis of the Common Stock received by INX stockholders who exchange all of their INX common stock for Common Stock in the Merger will be the same as the aggregate tax basis of the INX common stock surrendered in Merger (reduced by any basis allocable to a fractional share of Common Stock for which cash is received);

         o the holding period of the Common Stock received pursuant to the Merger will include the holding period of the shares of INX common stock surrendered in the Merger;

         o a holder of INX common stock that receives cash in lieu of a fractional share of Common Stock will, provided the redemption is not essentially equivalent to a dividend under Section 302(b)(1) of the Internal Revenue Code, generally recognize capital gain or loss equal to the difference between the cash amount received and the portion of the holder's tax basis in shares of INX common stock allocable to the fractional share. Such gain or loss will be long term capital gain or loss for federal income tax purposes if the holder's holding period in the INX common stock exchanged for the fractional share of Common Stock satisfies the long term holding period requirement; and

         o pursuant to the Merger Agreement, options under the INX Plan are assumed by the Company and converted at the conversion ratio into options to purchase Common Stock pursuant to the Plan. Such assumption is intended to meet the requirements of Sections 424(a) and (h) of the Internal Revenue Code and the regulations thereunder, and thus is expected to cause the assumption to be tax neutral to the holders of such options and to continue the status of each converted option as an incentive stock option or a nonqualified stock option. However, any options that are intended to be incentive stock options under the INX Plan will be treated as a nonqualified stock options to the extent that the accelerated vesting of such incentive stock options due to the Merger causes the fair market value of all incentive stock options (measured as of the date of grant of such options) that are exercisable for the first time in a calendar year to exceed $100,000.

         TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR PARTICULAR SITUATION. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

SELECTED FINANCIAL DATA

         The following sets forth the selected data of the Company for the five years ended December 31, 2003 and the nine months ended September 30, 2003 and 2004.

                                                                                                                NINE MONTHS ENDED
                                                                          YEAR ENDED DECEMBER 31                   SEPTEMBER 30
                                                   --------------------------------------------------------    --------------------
                                                     1999        2000        2001        2002        2003        2003        2004
                                                   --------    --------    --------    --------    --------    --------    --------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenue:
     Products ..................................   $    780    $  1,670    $  9,925    $ 29,805    $ 46,900    $ 35,655    $ 54,058
     Services ..................................     13,137       8,757       6,477       5,647       7,725       5,282       7,879
     Custom projects ...........................      4,067       6,660       7,218       6,569       7,527       5,995       6,837
                                                   --------    --------    --------    --------    --------    --------    --------
      Total revenue ............................     17,984      17,087      23,620      42,021      62,152      46,932      68,774
Cost of sales and services:
     Products ..................................      1,235       2,104       8,685      26,437      41,060      31,181      46,472
     Services ..................................      8,445       7,291       5,322       4,395       5,383       3,852       5,187
     Custom projects ...........................      2,126       3,573       3,318       2,920       2,982       2,104       3,171
                                                   --------    --------    --------    --------    --------    --------    --------
     Total cost of sales and services ..........     11,806      12,968      17,325      33,752      49,425      37,137      54,830
Gross profit:
     Products ..................................       (455)       (434)      1,240       3,368       5,840       4,474       7,586
     Services ..................................      4,692       1,466       1,155       1,252       2,342       1,430       2,692
     Custom projects ...........................      1,941       3,087       3,900       3,649       4,545       3,891       3,666
                                                   --------    --------    --------    --------    --------    --------    --------
     Total gross profit ........................      6,178       4,119       6,295       8,269      12,727       9,795      13,944
Selling, general and
   administrative expenses .....................      6,207       9,479      10,573      10,625      15,061      11,556      13,191
                                                   --------    --------    --------    --------    --------    --------    --------
    Operating income (loss) ....................        (29)     (5,360)     (4,278)     (2,356)     (2,334)     (1,761)        753
Interest and Other income, net .................         23         239         316         115         107          93          10
                                                   --------    --------    --------    --------    --------    --------    --------
Income (loss) from continuing
      operations before income taxes ...........         (6)     (5,121)     (3,962)     (2,241)     (2,227)     (1,668)        763
Tax benefit (expense) ..........................        (20)      1,493          87       1,595         181         (93)         --
                                                   --------    --------    --------    --------    --------    --------    --------
Net income (loss) from continuing operations
   before minority interest ....................        (26)     (3,628)     (3,875)       (646)     (2,046)     (1,575)        763
Minority interest ..............................         --          --          --          --          --          --          56
                                                   --------    --------    --------    --------    --------    --------    --------
Net income (loss) from continuing operations ...        (26)     (3,628)     (3,875)       (646)     (2,046)     (1,575)        707
Gain (loss) from discontinued operations, net of
    taxes ......................................       (819)      3,585         170         262         210          39           1
                                                   --------    --------    --------    --------    --------    --------    --------
    Net income (loss) ..........................   $   (845)   $    (43)   $ (3,705)   $   (384)   $ (1,836)   $ (1,536)   $    708
                                                   ========    ========    ========    ========    ========    ========    ========

Net income (loss) per share:
   Basic:
      Net income (loss) from continuing
        operations before minority interest ....   $  (0.01)   $  (0.90)   $  (0.99)   $  (0.17)   $  (0.55)   $  (0.43)   $   0.16
      Minority interest ........................         --          --          --          --          --          --       (0.01)
      Gain (loss) from discontinued operations,
        net of taxes ...........................      (0.19)       0.89        0.04        0.07        0.06        0.01          --
                                                   --------    --------    --------    --------    --------    --------    --------
      Net income (loss) per share ..............   $  (0.20)   $  (0.01)   $  (0.95)   $  (0.10)   $  (0.49)   $  (0.42)   $   0.15
                                                   ========    ========    ========    ========    ========    ========    ========
   Diluted:
      Net income (loss) from continuing
        operations before minority interest ....   $  (0.01)   $  (0.90)   $  (0.99)   $  (0.17)   $  (0.56)   $  (0.43)   $   0.15
      Minority interest ........................         --          --          --          --          --          --       (0.01)
      Gain (loss) from discontinued operations,
        net of taxes ...........................      (0.19)       0.89        0.04        0.07        0.06        0.01          --
                                                   --------    --------    --------    --------    --------    --------    --------
      Net income (loss) per share ..............   $  (0.20)   $  (0.01)   $  (0.95)   $  (0.10)   $  (0.50)   $  (0.42)   $   0.14
                                                   ========    ========    ========    ========    ========    ========    ========

BALANCE SHEET DATA:
Working capital ................................   $  9,567    $ 10,098    $  5,983    $  5,540    $  3,724    $  3,661    $  8,865
Total assets ...................................     54,531      17,142      13,548      15,751      19,207      19,825      39,938
Current portion of long-term debt ..............     15,869          --         213         157       1,784         525       6,210
Long-term debt .................................         --          --         410         247         229         203         157
Stockholders' equity ...........................   $ 11,830    $ 11,912    $  8,015    $  7,640    $  6,619    $  6,277    $ 14,831

PRO FORMA DATA

         Because INX is already a controlled subsidiary of the Company, it is already included in the Company's consolidated financial statements. Unaudited pro forma condensed consolidated financial information is presented in this document, adjusted for the Exchange, which will be accounted for under the purchase method of accounting (if consummated), as if it had occurred effective as of September 30, 2004 for the pro forma balance sheet, and as of January 1, 2003 for the pro forma income statement.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                      I-SECTOR CORPORATION AND SUBSIDIARIES
                               SEPTEMBER 30, 2004
                 (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

                                                                                              Pro Forma
                                                                                             Adjustments         Pro Forma
                                                                          Historical          Regarding           Amounts
                                                                           Amounts            Proposed         After Proposed
                                                                         As Reported          Exchange           Exchange
                                                                         -----------        -------------       -----------
                              ASSETS
Current Assets:
     Cash and cash equivalents ...................................       $     4,424        $          --       $     4,424
     Accounts and notes receivable, net of reserves of $1,688 ....            28,633                   --            28,633
     Inventory ...................................................             1,420                   --             1,420
     Cost and estimated earnings in excess of billings ...........             1,693                   --             1,693
     Other current assets ........................................               427                   --               427
                                                                         -----------        -------------       -----------
          Total current assets ...................................            36,597                   --            36,597
                                                                         -----------        -------------       -----------


Property and equipment, net of accumulated depreciation of $2,269              1,789                   --             1,789
Notes receivable, net of allowance of  $250 ......................               330                   --               330
Intangible assets,  net of accumulated amortization of $896 ......             1,222                  183  A          1,405
                                                                         -----------        -------------       -----------
               Total Assets ......................................       $    39,938        $         183       $    40,121
                                                                         ===========        =============       ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable, notes payable and current portion of
       long-term debt ............................................       $    18,385        $          --       $    18,385
     Billings in excess of cost and estimated earnings ...........                78                   --                78
     Accrued expenses ............................................             4,574                   --             4,574
     Net liabilities related to discontinued operations ..........               642                   --               642
     Deferred revenue ............................................             1,053                   --             1,053
                                                                         -----------        -------------       -----------
         Total current liabilities ...............................            24,732                   --            24,732
                                                                         -----------        -------------       -----------

Long-term debt ...................................................               157                   --               157


Minority interest ................................................               218                 (218) B             --

Stockholders' Equity:
    Common Stock .................................................                51                   --                51
    Additional paid in capital ...................................            17,318                6,978  C         18,491
    Retained deficit .............................................            (2,538)              (6,577) D         (3,310)
                                                                         -----------        -------------       -----------
         Total stockholders' equity ..............................            14,831                  401            15,232
                                                                         -----------        -------------       -----------
               Total Liabilities and Stockholders' Equity ........       $    39,938        $         183       $    40,121
                                                                         ===========        =============       ===========

                                                                         -----------        -------------       -----------
         Number of common shares issued and outstanding...........         5,148,954              244,890  E      5,393,844
                                                                         -----------        -------------       -----------

                                                                         -----------                            -----------
         Book value per I-Sector share ...........................       $      2.88                            $      2.82
                                                                         -----------                            -----------

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet:

         A. Increase in value of INX acquired customer list less associated amortization.

         B. Elimination of INX minority interest.

         C. Elimination of INX minority interest and recording of non-cash compensation of $6,572 (see "D" below).

         D. Recording of INX amortization and non-cash compensation related to a remeasurement of options for the difference between assumed INX options exercise price and the Company stock price of $7.00 at September 30, 2004.

         E. Number of shares issued to stockholders of INX minority interest shareholders.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      I-SECTOR CORPORATION AND SUBSIDIARIES
                 (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE DATA)

                                           -------------------------------------   --------------------------------------
                                                     Nine months ended                            Year ended
                                                    September 30, 2004                         December 31, 2003
                                           -------------------------------------   --------------------------------------
                                           Historical    Pro Forma     Pro Forma    Historical    Pro Forma    Pro Forma
                                            Amounts     Adjustments     Amounts       Amounts    Adjustments    Amounts
Revenue..................................  $   68,774   $        -    $   68,774   $    62,152   $        -    $   62,152
Cost of goods and services...............      54,830            -        54,830        49,425            -        49,425
                                           ------------------------   ----------   -------------------------   ----------
Gross profit.............................      13,944            -        13,944        12,727            -        12,727

Selling, general and administrative
  expenses...............................      13,191           61 A      13,252        15,061            -        15,061
                                           ------------------------   ----------   -------------------------   ----------
Operating income (loss)..................         753          (61)          692        (2,334)           -        (2,334)
Interest and other income (expense),
  net....................................          10            -            10           107            -           107
                                           ------------------------    ----------   -------------------------   ----------
Income (loss) from continuing operations
  before income tax benefit..............         763          (61)          702        (2,227)           -        (2,227)

Income tax expense (benefit).............           -            -             -          (181)           -          (181)
                                           ------------------------   ----------   -------------------------   ----------
Net income (loss) from continuing
  operations before minority interest....         763          (61)          702        (2,046)           -        (2,046)
Minority interest........................         (56)          56 B           -             -            -             -
                                           ------------------------   ----------   -------------------------   ----------
Net income (loss) from continuing
  operations.............................         707           (5)          702        (2,046)           -        (2,046)
                                           ------------------------   ----------   -------------------------   ----------
Gain on disposal of discontinued
  operations, net of taxes ..............           1            -             1           210            -           210
                                           ------------------------   ----------   -------------------------   ----------
Net income (loss)........................  $      708   $       (5)   $      703   $    (1,836)  $        -    $   (1,836)
                                           ========================   ==========   =========================   ==========
Net income (loss) per share
Basic:
Net income (loss) from continuing
  operations before minority interest....  $     0.16   $    (0.01)   $     0.15   $     (0.55)  $        -    $    (0.55)
Minority interest........................       (0.01)        0.01             -             -            -             -
                                           ------------------------   ----------   -------------------------   ----------
Net income (loss) from continuing
  operations.............................        0.15            -          0.15         (0.55)           -         (0.55)
Gain on disposal of discontinued
  operations, net of taxes...............           -            -             -          0.06            -          0.06
                                           ------------------------   ----------   -------------------------   ----------
Net income per share.....................  $     0.15   $        -    $     0.15   $     (0.49)           -         (0.49)
                                           ========================   ==========   =========================   ==========
Diluted:
Net income (loss) from continuing
  operations before minority interest....  $     0.15   $    (0.04)   $     0.11   $     (0.56)  $        -    $    (0.56)
Minority interest........................       (0.01)        0.01             -             -            -             -
                                           ------------------------   ----------   -------------------------   ----------
Net income (loss) from continuing
  operations.............................        0.14        (0.03)         0.11         (0.56)           -         (0.56)
Gain on disposal of discontinued
  operations, net of taxes ..............           -            -             -             -            -             -
                                           ------------------------   ----------   -------------------------   ----------
Net income per share.....................  $     0.14   $    (0.03)   $     0.11   $     (0.50)  $        -    $    (0.50)
                                           ========================   ==========   =========================   ==========
Shares used in computing net
  income (loss) per share:

Basic....................................   4,572,124      160,882 C   4,773,006     3,691,052            -     3,691,052

Diluted..................................   5,014,378    1,097,486 D   6,111,864     3,691,052            -     3,691,052

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations:

         A. Additional amortization attributable to the increase in the INX intangible assets resulting from remeasuring the value of the customer list.

         B. Represents effect on operating results attributable to the INX minority interest due to proposed exchange.

         C. Weighted average of shares issued for INX stock.

         D. Weighted average of dilutive shares related to exchanged options to purchase INX common stock.

OPINION OF VALUE INCORPORATED

         The Special Committee retained VALUE to provide a fairness opinion in connection with the elimination of the minority interest of INX. The Special Committee selected VALUE to act as financial advisor based on its qualifications, expertise and reputation. VALUE delivered its written opinion to the Special Committee that, based upon and subject to the various conditions set forth in the opinion, the exchange ratio is fair from a financial point of view to the Company's stockholders.

         The full text of VALUE's opinion, dated as of December 28, 2004, which sets forth, among other things, the determinations made, procedures followed, matters considered and limitations on the review undertaken by VALUE, is attached as Annex B to this proxy statement. VALUE's opinion is directed to the Special Committee and addresses only the fairness of the exchange ratio, from a financial point of view, to the Company's stockholders. We urge you to read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

         VALUE's opinion does not address the relative merits of the transaction as compared to other business strategies or transactions that might be available to the Company or its underlying business decision to proceed with or effect the transaction, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the transaction. VALUE was neither asked by the Special Committee to, nor does it offer any opinion as to the material terms of the negotiated transaction agreement or the form of the transaction. In rendering its opinion, VALUE assumed, with the Special Committee's consent, that the final form of the negotiated transaction agreement does not differ in any material respect from the terms communicated to VALUE prior to completing its analysis. In rendering its opinion, VALUE also assumed, with the Special Committee's consent, that each party to the negotiated transaction agreement would comply with all the material terms thereof.

         In connection with rendering its opinion, VALUE, among other things:

         o met on numerous occasions (both in person and telephonically) with members of the Special Committee and the Company's management, as well as management of INX and the Company's other operating subsidiaries;

         o reviewed certain recent SEC filings of the Company, including Forms 10-K, 10-Q, S-2 and S-2/A as well as Schedules DEF14A and DEFA14A;

         o reviewed other publicly available information pertaining to the Company, such as news articles and press releases;

         o reviewed certain information pertaining to the capital structures of the Company and INX prepared by management at VALUE's request;

         o reviewed certain information regarding the Company's intellectual property prepared by management at VALUE's request;

         o reviewed the Company's recent audited and unaudited financial statements, as well as other historical and prospective financial and accounting information prepared by management at VALUE's request;

         o reviewed capital market information, economic information and other data VALUE deemed relevant to the value of the Company and INX; and

         o prepared and reviewed with management various financial forecasts and valuation analyses pertaining to the Company and INX based on information VALUE gathered in the course of its analysis.

         In connection with its review, with the Special Committee's consent, VALUE did not assume any responsibility for independent verification of any of the information reviewed by VALUE for the purpose of its opinion and, with the Special Committee's consent, relied on such information being complete and accurate in all material respects. In addition, at the Special Committee's direction, VALUE did not make any independent evaluation or appraisal of any of the Company's assets or liabilities (contingent or otherwise). With respect to the financial forecasts and estimates referred to above, VALUE relied heavily, with the Special Committee's consent, on estimates and judgments of the Company's management as to its future financial performance. VALUE did not assume any liability for the Company's ability to achieve the financial performance set forth in the forecasts. VALUE assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any material adverse effect on the Company or the transaction. VALUE's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to VALUE as of the date of the opinion. Accordingly, although subsequent developments may affect its opinion, VALUE did not assume any obligation to update, revise or reaffirm its opinion.

         In connection with the preparation and delivery of its opinion, VALUE performed a variety of financial and comparative analyses, as described below.

         1. Market Approach Analyses. VALUE considered and pursued two market-based valuation approaches. The first was based on trading prices and corresponding pricing multiples observed among the Company's publicly traded peers. The second was based on acquisition prices and corresponding pricing multiples observed in mergers and acquisitions of companies with comparable operations to the Company. Unfortunately, in neither case did VALUE's search for a peer group yield a sample of companies with operations sufficiently comparable to the Company (or its subsidiaries) to provide meaningful evidence of value for purposes of VALUE's analysis.

         2. Income Approach Analyses. The Company's subsidiaries were valued under the income approach. Using discounted cash flow analyses, VALUE estimated the respective present values of the sum of the future unlevered, after-tax cash flows, including terminal values, of the Company and each of its operating subsidiaries, including INX. VALUE's discounted cash flow analyses were derived based on exit multiples ranging from 7.4 x 12.5 x annual cash flow (based on long-term rates of growth in cash flow ranging from 1.5% to 3.5% beyond VALUE's 10-year forecast horizon). Cash flows were discounted at rates ranging from 12% to 16% (reflecting VALUE's estimate of the Company's cost of capital at 14%, plus or minus 200 basis points).

         3. Adjusted Book Value Analysis. The fair value of the Company's corporate division was determined by an adjusted net book value analysis, taking into account its respective investments in each of the subsidiaries as well as other assets and liabilities maintained at the corporate level.

         4. Exchange Ratio Analysis. Based on the fair value indications derived from the above analyses, and taking into consideration the number of fully diluted shares of INX and the Company, respectively, VALUE's analysis indicated that appropriate exchange ratios range from approximately 6.6 to 8.5 shares of INX common stock per share of the Company's common stock. VALUE explicitly considered the dilutive effect of outstanding options to purchase shares of the Company and INX, respectively, taking into account the number of shares subject to such options and their respective cash exercise prices.

                  --------------------------------------------------------------
                                                   Long-Term Growth Rate
                      FAIR EXCHANGE RATIO   ------------------------------------
                                               1.5%         2.5%        3.5%
                  --------------------------------------------------------------
                                  12.0%       6.90         6.75        6.60
                     Discount  -------------------------------------------------
                       Rate       14.0%       7.58         7.42        7.25
                               -------------------------------------------------
                                  16.0%       8.46         8.25        8.09
                  --------------------------------------------------------------

         5. Conclusion. The Range of exchange ratios VALUE considered to be fair includes the exchange ratio negotiated between the Company and the minority shareholders of INX. VALUE therefore concluded that the exchange ratio is fair, from a financial point of view, to the Company's stockholders.

         In performing its analyses, VALUE made numerous determinations with respect to industry performance, general business and economic conditions and other matters, any of which are beyond the Company's control. Any estimates contained in VALUE's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of VALUE's analysis of the fairness of the transaction from a financial point of view, and were conducted in connection with the delivery by VALUE of its opinion to the Company's board. VALUE's analyses do not purport to be appraisals or to reflect the prices at which shares of the Company's common stock might actually trade. The exchange ratio set forth in the transaction agreement was determined through negotiations between the Company and the minority shareholders of INX and was approved by the Company's board. VALUE did not recommend any specific consideration to the Company or that any given consideration constituted the only appropriate consideration for the transaction.

         VALUE's opinion was one of the many factors taken into consideration by the Company's board in making its determination to approve the transaction. VALUE's analyses summarized above should not be viewed as determinative of the opinion of the Company's board with respect to the Company's value or of whether the board would have been willing to agree to a different form of consideration.

         Under the engagement letter, VALUE rendered a fairness opinion in connection with the transaction and the Special Committee agreed that the Company would pay VALUE a fee of $25,000 plus out-of-pocket expenses. In addition, the Special Committee has agreed that the Company will indemnify VALUE and its affiliates against certain liabilities and expenses.

         VALUE is a nationally recognized financial valuation firm. VALUE, as part of its financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. VALUE does not invest, underwrite or trade in the Company's securities or indebtedness for its own account or for the accounts of its clients.

INCORPORATION BY REFERENCE OF ANNUAL AND QUARTERLY REPORTS

         Concurrently with this proxy statement, the Company is sending a copy of the 2003 Annual Report and a copy of the Quarterly Report, in each case without the exhibits thereto, to its stockholders. This proxy statement incorporates by reference Items 7, 7A, 8 and 9 of the 2003 Annual Report and Items l, 2 and 3 of the Quarterly Report, which contain important information about the Company and its financial condition that are not included in this Proxy Statement. Copies of the Annual Report and the Quarterly Report have also been filed with the SEC and may be accessed from the SEC's homepage (www.sec.gov). Representatives of Grant Thornton LLP, the Company's independent auditors for the current and most recently completed fiscal year, are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

         The affirmative vote of a majority of the Shares represented in person or by proxy and entitled to vote at the Meeting is required to ratify and approve the issuance of (i) shares of Common Stock and (ii) options to acquire shares of Common Stock in the Company's elimination of the minority interest of INX.

    THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL OF PROPOSAL ONE.

                                  PROPOSAL TWO

                          APPROVAL OF AMENDMENT TO THE
                       I-SECTOR CORPORATION INCENTIVE PLAN

GENERAL INFORMATION

         The Board approved an amendment of the Plan (the "Plan Amendment") on February 1, 2005, subject to approval by stockholders at this Meeting. The Plan was first approved by the Board on March 16, 2000, and stockholders approved the Plan on May 19, 2000. The Plan was subsequently amended and restated effective as of July 28, 2003. At the Company's last annual meeting of stockholders held on December 16, 2004, the stockholders approved an amendment to the Plan that, among other matters, increased the number of shares of Common Stock reserved for issuance to 900,000 shares. As a result of the Merger, the Company will assume outstanding options to acquire shares of INX common stock. Pursuant to the terms of Merger Agreement, options to acquire shares of INX common stock will be deemed to constitute an option to acquire one share of Common Stock for each
7.35 shares of INX common stock granted in the INX option, with a proportionate increase in the exercise price and will be fully vested and immediately exercisable. As of February 2, 2005, there were options outstanding to acquire approximately 8,255,038 shares of INX common stock. Upon closing of and in connection with the Merger, there will be outstanding options to acquire an additional 1,123,103 shares of Common Stock. The Company is asking the stockholders to approve the Plan Amendment to increase the number of shares of Common Stock available under the Plan in order to allow for the assumption of the assumed INX options within the Plan. As of the Record Date, there were 264,500 shares of Common Stock available for issuance under the Plan.

DESCRIPTION OF THE PLAN AMENDMENT

         The purpose of the Plan Amendment is to increase by 1,123,103 the number of shares of Common Stock available for issuance under the Plan in connection with the assumption of the INX options pursuant to the Merger Agreement. Accordingly, the Board believes that it is desirable, and in the best interest of the Company and its stockholders, to increase the number of shares of Common Stock available for issuance under the Plan to permit the Company to fulfill its obligations under the Merger Agreement.

INTERESTS OF CERTAIN PERSONS

         See "Proposal One -- Interest of Certain Persons."

APPROVAL AND REQUIRED VOTE

         The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, is required to approve the Plan Amendment. Abstentions will have the same effect as a vote against approval of the Plan Amendment. Broker non-votes will not have any effect on the approval of the Plan Amendment. Unless otherwise indicated, properly executed proxies will be voted in favor of the proposal to approve the Plan Amendment.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL TWO.



         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

I-SECTOR COMMON STOCK

         The following table sets forth information regarding the beneficial ownership of the Common Stock as of the Record Date by:

         o each person, or group of affiliated persons, known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock;

         o        each of the Company's directors;

         o each executive officer named in the summary compensation table below; and

         o all of the Company's directors and executive officers as a group.

                  AMOUNT AND NATURE OF                                                                   PERCENT
                  NAME OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP (1)              OF CLASS
                  ------------------------                        ------------------------              --------
                  James H. Long...................................     1,997,430 (2)                      35.0%
                  Donald R. Chadwick..............................        37,386 (3)                        *
                  Cary M. Grossman................................        15,000 (4)                        *
                  William R. Hennessey............................       115,000 (5)                       2.0%
                  John B. Cartwright..............................        20,200 (6)                        *
                  Mark T. Hilz....................................        32,000 (7)                        *
                  Paul Klotz .....................................         9,200 (8)                        *
                  All officers and directors......................     2,361,045 (9)                      41.4%

---------------------------
         * Less than 1%

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares the named person has the right to acquire within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2) Includes 2,400 shares that may be acquired upon exercise of currently exercisable options.

(3) Includes 17,686 shares that may be acquired upon exercise of currently exercisable options and 200 shares owned by his minor children for which Mr. Chadwick disclaims beneficial ownership.

(4) Includes 5,000 shares that may be acquired upon exercise of currently exercisable options and 2,000 shares that may be acquired upon exercise of warrants.

(5) Includes 98,000 shares that may be acquired upon exercise of currently exercisable options and 2,000 shares owned by his children, one of which is a minor, for which Mr. Hennessey disclaims beneficial ownership.

(6) Includes 20,000 shares that may be acquired upon exercise of currently exercisable options.

(7) Includes 32,000 shares that may be acquired upon exercise of currently exercisable options.

(8) Includes 9,200 shares that may be acquired upon exercise of currently exercisable options.

(9) Includes 255,555 shares that may be acquired upon exercise of currently exercisable options.

The following table sets forth, as of the Record Date, the address and number of shares and percentage of Common Stock owned by each stockholder of the Company that owns 5% or more of the outstanding Common Stock.

                                                                             AMOUNT AND NATURE            PERCENT
               NAME AND ADDRESS OF BENEFICIAL OWNER                       OF BENEFICIAL OWNERSHIP         OF CLASS
--------------------------------------------------------------------      -----------------------         --------
    James H. Long (1)...........................................                  1,997,430                 35.0%
    6401 Southwest Freeway
    Houston, Texas 77074

---------------------------
(1) Includes 2,400 shares that may be acquired upon exercise of currently exercisable options.

INTERNETWORK EXPERTS COMMON STOCK

         As of the Record Date, the Company owns 92.4% of the issued and outstanding INX common stock. The following table sets forth information regarding the beneficial ownership of the INX common stock as of the date of this proxy statement by:

o        each of the Company's directors;

o        each executive officer named in the summary compensation table above;
         and

o        all of the Company's directors and executive officers as a group.

         Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all of the INX common stock owned by them.

                                                                           AMOUNT AND NATURE OF           PERCENT
                      NAME OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP (1)         OF CLASS
---------------------------------------------------------------------    ------------------------         --------
    Mark T. Hilz....................................................            2,220,000 (2)                7.6%
    Paul Klotz......................................................              498,333 (3)                1.7%
    All officers and directors......................................            5,077,105 (4)               17.5%

---------------------------
(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares the named person has the right to acquire within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2) Includes 2,220,000 shares that may be acquired upon exercise of currently vested options. This amount does not include an additional 2,180,000 shares of the INX common stock that may be issued upon exercise of options that vest in the future. All such options, except 300,000 vested options, are also subject to the further condition to exercise described in "Internetwork Experts Stock Options" below.

(3) Includes 498,333 shares that may be acquired upon exercise of currently vested options. This amount does not include an additional 576,667 shares of the INX common stock that may be issued upon exercise of options that vest in the future.

(4) This amount does not include an additional 3,652,350 shares of the INX common stock that may be issued upon exercise of options that vest in the future.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information about compensation that the Company paid or awarded for services rendered during the fiscal years ended December 31, 2003, 2002 and 2001 to its (i) Chief Executive Officer and (ii) the three most highly compensated executive officers who were serving as executive officers at the end of 2003 and whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                                                                                                        Long-Term
                                                                                                       Compensation
                                                          Annual Compensation                             Awards
                                         -------------------------------------------------------   ----------------------
                                                                                  Other Annual     Securities Underlying
                                                                                Compensation ($)          Options
     Name and Principal Position           Year       Salary        Bonus             (1)                    (2)
----------------------------------------  ------     --------       ------      ----------------   ----------------------
James H. Long...........................   2003      $121,636                                                   -
Chairman, Chief Executive Officer          2002       127,690                                                   -
and Chief Financial Officer                2001       133,315                                                   -

Mark T. Hilz............................   2003       200,000       55,120                                 32,000
President and Chief Operating              2002       185,190                                                   -
Officer                                    2001       185,190                                                   -

William R. Hennessy.....................   2003       125,000       19,063                                 80,000
President,                                 2002       133,167       59,028                                      -
Stratasoft Inc.                            2001        91,162       60,966                                      -

Paul Klotz .............................   2003       150,000       41,370                                 25,000
Vice President,                            2002       144,252        7,500                                      -
Internetwork Experts, Inc.                 2001       144,854                                                   -

---------------------------
(1) Amounts exclude the value of perquisites and personal benefits because the aggregate amount thereof did not exceed the lesser of $50,000 or 10% of the Named Executive Officer's total annual salary and bonus.

(2) See "Internetwork Stock Options" for information regarding grants of INX options to the Named Executive Officers.

I-SECTOR STOCK OPTIONS

         The Company has issued stock options to purchase its common stock to its officers, directors and employees. INX has also issued stock options to purchase its common stock to officers, directors and employees of INX. The INX Plan and the options issued under the INX Plan are discussed below under the caption "Internetwork Experts Stock Options."

         Options to purchase shares of the Common Stock may be granted to executive officers and other employees under the 1996 Incentive Stock Option Plan (the "1996 Incentive Plan") and the Plan.

         Options Granted in Last Fiscal Year. The following table sets forth information regarding stock options that the Company granted to each of the Named Executive Officers during the fiscal year ended December 31, 2003. The Company did not grant any stock appreciation rights in the fiscal year ended December 31, 2003.

                                                                                                          POTENTIAL
                                                                                        POTENTIAL         REALIZABLE
                                 NUMBER OF    PERCENT OF                            REALIZABLE VALUE       VALUE AT
                                 SHARES OF       TOTAL                                 AT ASSUMED       ASSUMED ANNUAL
                                   COMMON       OPTIONS                              ANNUAL RATE OF     RATE OF STOCK
                                   STOCK      GRANTED TO    EXERCISE                   STOCK PRICE          PRICE
                                 UNDERLYING    EMPLOYEES    OR BASE                  APPRECIATION FOR    APPRECIATION
                                  OPTIONS      IN FISCAL     PRICE      EXPIRATION     OPTION TERM      FOR OPTION TERM
              NAME                GRANTED        YEAR      ($/SHARE)       DATE           5% (3)            10% (3)
-----------------------------   -----------   ----------   ---------    ----------   ----------------   ---------------
William R. Hennessy(1)......       50,000        15.4%       $2.70      09/08/2013       $219,901           $350,155
William R. Hennessy(1)......       30,000         9.3%        4.14      10/03/2013        202,309            322,143
Mark T. Hilz(2).............       32,000         9.9%        4.14      10/03/2013        215,796            343,619
Paul Klotz(2)...............       25,000         7.7%        4.14      10/03/2013        168,591            268,452

---------------------------
(1) 100% of the options vested as of January 1, 2004, and are currently exercisable. The options expire ten years from the date of grant. Vesting was contingent upon continued employment with the Company. The option is not assignable or transferable otherwise than by will or by the laws of descent and distribution.

(2) Options vested cumulatively as follows: 50% of the shares vested on April 3, 2004 and 50% of the shares vested on October 3, 2004. Vesting was contingent upon continued employment with the Company, or one of its subsidiaries. The options are exercisable at any time after six months from the date of grant, but expire ten years from such date. The option is not assignable or transferable otherwise than by will or by the laws of descent and distribution.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% compounded annual rates set by the SEC, and therefore are not intended to forecast future appreciation, if any, in the price of the common stock. The potential realizable values illustrated at the 5% and 10% compounded annual rates of appreciation assume that the price of the common stock increases to $5.89 and $9.37 per share on a weighted average basis, respectively, over the 10-year term of the options.

         Aggregated Option Exercises and Year-End Option Values. The following table sets forth information regarding option exercises during the fiscal year ended December 31, 2003, as well as the number and total of in-the-money options at December 31, 2003 for each of the Named Executive Officers:

                               SHARES                     NUMBER OF SECURITIES
                              ACQUIRED                   UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                 ON        VALUE                OPTIONS AT              IN-THE MONEY OPTIONS AT
           NAME               EXERCISE    REALIZED          DECEMBER 31, 2003              DECEMBER 31, 2003
           ----               --------    --------    ----------------------------    ---------------------------
                                                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                      -----------    -------------    -----------    -------------
James H. Long..............        -      $      -        2,400               -        $   37,632      $      -
William R. Hennessy........        -             -       68,000          30,000         1,066,240       470,400
Mark T. Hilz...............   15,000       109,150            -          32,000                 -       501,760
Paul Klotz.................        -             -            -          25,000                 -       392,000

INTERNETWORK EXPERTS STOCK OPTIONS

         The INX Plan was adopted effective July 1, 2000 when INX was formed. The INX Plan was amended, effective December 31, 2003, so that no further grants may be made under this plan in the future. The Company has determined that because INX is a large portion of its total business, all future stock-based compensation for INX officers and employees will be made under I-Sector option plans rather than under the INX Plan.

         Under the INX Plan and related option grant agreements, options typically vest ratably over three to five years. In December 2003, the Company amended option agreements with INX's two most senior executives, Mark T. Hilz and Paul Klotz, to change the vesting under their INX options to a fixed five-year vesting schedule from one that was determined based on the percentage of attainment of predefined financial goals by INX. Any unvested INX stock options may vest immediately upon the occurrence of a liquidity event. Liquidity events include: (a) a sale of substantially all of the INX common stock to a non-related party; (b) a sale of substantially all of INX's assets; or (c) a sale of all of INX's stock to the general public in which the general public owns at least 20% of the total outstanding INX common stock. The INX options expire ten years after the grant date if they are not exercised. The INX stock option grants are subject to dilution if and when the Company purchases additional shares of INX common stock.

         As of December 31, 2001, 2002 and 2003, options for 1,388,500,
5,444,499 and 9,490,692 shares, respectively, of INX common stock were granted and outstanding under the INX Plan. The number of shares of INX common stock underlying vested INX options was 3,777,666 shares as of December 31, 2003. On the date of grant, the INX options had an exercise price equal to or greater than the fair market value of the underlying INX common stock. The exercise price of the INX options ranges from $.01 per share to $0.25 per share. For 2000, 2001, 2002 and 2003, the weighted average exercise price of the outstanding INX options was $0.07, $0.07, $0.13 and $0.17, respectively. A portion of the options granted under the INX Plan will become exercisable only upon a liquidity event involving INX, or during a thirty-day period prior to expiration of the option.

         During 2000, 2002 and 2003, options under the INX Plan were granted for 900,000, 4,100,000 and 1,675,000 shares of INX stock, respectively, to each of the Named Executive Officers. The following table sets for each of those years certain information with respect to the INX options issued to the Named Executive Officers. INX has not granted any restricted stock or stock appreciation rights under the INX Plan.

                                                                                                            POTENTIAL
                                                                                            POTENTIAL       REALIZABLE
                                       NUMBER OF                                            REALIZABLE       VALUE AT
                                       SHARES OF     PERCENT OF                              VALUE AT        ASSUMED
                                        COMMON         TOTAL                                 ASSUMED       ANNUAL RATE
                                        STOCK         OPTIONS                               ANNUAL RATE      OF PRICE
                                       UNDERLYING   GRANTED TO    EXERCISE                   OF PRICE      APPRECIATION
                                        OPTIONS      EMPLOYEES     OR BASE                 APPRECIATION     FOR OPTION
          NAME AND                     GRANTED IN       IN         PRICE      EXPIRATION    FOR OPTION        TERM
     PRINCIPAL POSITION         YEAR    YEAR (1)    FISCAL YEAR   ($/SHARE)      DATE       TERM 5% (2)      10% (2)
     ------------------         ----   ----------   -----------   ---------   ----------   ------------   -------------
James H. Long,                  2003   1,200,000       29.7%       $ 0.25     09/01/2013     $488,688     $     778,123
Chairman,                       2002          --         --            --             --           --                --
Chief Executive Officer and     2001          --         --            --             --           --                --
Chief Financial Officer         2000          --         --            --             --           --                --

Mark T. Hilz,                   2003     300,000        7.4%         0.25     09/01/2013      122,167           194,531
President and                   2002   3,400,000       82.5%         0.15     03/01/2012      872,273         1,455,090
Chief Operating                 2001          --         --            --             --           --                --
Officer                         2000     700,000       54.9%         0.01     07/01/2010       11,402            18,156

Paul Klotz,                     2003     175,000        4.3%         0.25     11/10/2013       57,011            90,781
Vice President,                 2002     700,000       17.0%         0.15     03/01/2012      171,034           272,343
Internetwork Exports, Inc.      2001          --         --            --             --           --                --
                                2000     200,000       15.7%         0.01     08/14/2010        3,592             5,992

All Other Employees             2003   2,365,192       58.6%         0.20     11/10/2013      770,530         1,226,940
                                2002      23,000        0.5%         0.20     12/09/2012        7,493            11,931
                                2001      52,500      100.0%         0.20     11/05/2011       17,103            27,234
                                2000     375,000       29.4%         0.20     10/30/2010      122,167           194,531

----------
(1) During the quarter ended September 30, 2003, INX granted options to purchase 1,200,000 shares to Mr. Long and 300,000 shares to Mr. Hilz for their personal limited guarantee of the Company's credit facility. In February 2004, Mr. Long voluntarily cancelled his 1,200,000 share option in exchange for the issuance by INX to I-Sector of the I-Sector warrant for the same number of shares, at the same exercise price. Mr. Hilz's option grant for 300,000 shares related to the personal limited guarantee is fully vested and may be exercised at any time until expiration.

(2) There is currently no trading market for the INX common stock. The dollar amounts under these columns are the result of calculations at the 5% and 10% compounded annual rates and are not intended to forecast future appreciation, if any, in the value of the INX common stock. The potential realizable values illustrated at the 5% and 10% compounded annual rates of appreciation are based on the exercise price of INX options on their respective dates of grant, over the 10-year term of the options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The table presented below contains certain information about the Company's equity compensation plans, as of December 31, 2003, which consists of the 1996 Incentive Plan, the Director Plan (as defined below) and the Plan. The Company's stockholders approved all of the equity compensation plans.

                                                                                                       NUMBER OF
                                                                                                      SECURITIES
                                                                                                       REMAINING
                                                          NUMBER OF                                  AVAILABLE FOR
                                                      SECURITIES TO BE                              FUTURE ISSUANCE
                                                         ISSUED UPON        WEIGHTED AVERAGE         UNDER EQUITY
                                                         EXERCISE OF         EXERCISE PRICE       COMPENSATION PLANS
                                                         OUTSTANDING         OF OUTSTANDING           (EXCLUDING
                                                          OPTIONS,              OPTIONS,              SECURITIES
                                                        WARRANTS AND          WARRANTS AND           REFLECTED IN
                                                           RIGHTS                RIGHTS               COLUMN (a))
                  PLAN CATEGORY(1)                           (a)                   (b)                    (c)
                  ----------------                    ----------------      ----------------      ------------------
Equity compensation plans approved by security
     holders........................................         501,966                $2.85                128, 658
Equity compensation plans not approved by security
     holders........................................          None                  None                   None

----------
(1)      Does not include the INX Plan.  See "Executive Compensation."

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with each of the Named Executive Officers. Under the terms of the respective agreements, Messrs. Long, Hennessy, Hilz and Klotz are entitled to an annual base salary of $150,000, $125,000, $200,000 and $150,000 respectively, plus other bonuses, the amounts and payment of which are within the discretion of the Compensation Committee. Beginning in the quarter ended June 30, 2001, Messrs. Long, Hilz and Klotz took voluntarily pay reductions as compared to the base salary set in their respective employment agreements. The voluntary pay reductions were terminated for Messrs. Hilz and Klotz after certain financial performance goals were attained. Mr. Long has extended his voluntary pay reduction through the current pay period. The agreements with Messrs. Long, Hennessy, Hilz and Klotz also include special bonus plan provisions that may be changed or eliminated at the sole discretion of the Company. These four executives each currently have an opportunity to receive two bonuses on a quarterly basis, which two bonuses are tied to each of gross profits per share compared to plan and earnings per share compared to plan for the pertinent subsidiary. The bonus amounts that may be earned range from zero to as much as 70% of their quarterly salary based upon performance attained. These bonus arrangements may be modified at any time at the sole discretion of the Compensation Committee. All of these employment agreements may be terminated by the Company or by the officer named therein at any time by giving proper notice. These employment agreements generally provide that the executive officer will not, for the term of his employment and for a period of either twelve or eighteen months, whichever the case may be, following the end of such executive officer's employment, compete with the Company, disclose any of the Company's confidential information, solicit any of the Company's employees or customers or otherwise interfere with its business relations. The non-compete provision with Mr. Long does not apply if the Company elects to terminate Mr. Long's employment without cause; except that, the Company may elect to continue the non-compete restrictions in that event by paying Mr. Long a severance amount during the restricted period. The severance amount payable to Mr. Long is based upon the greater of 75% of his salary at the time of termination or 75% of his average monthly salary and bonus, calculated based on his compensation during the 12 months period prior to his termination.

BOARD COMPENSATION

         From January 1, 2004 through November 3, 2004, each director who was not an employee of the Company was paid $1,000 for each Board and Audit Committee meeting they attended and $500 for each Compensation Committee meeting they attended, plus reasonable out-of-pocket expenses incurred to attend the meetings. The chairperson of the Audit Committee was paid $2,000 for each meeting attended. In addition, each non-employee director was entitled to receive stock options pursuant to the Company's Non-Employee Director Stock Option Plan (the "Director Plan"). Upon election to the Board, each independent director received options to purchase 5,000 shares of Common Stock. Upon re-election to the Board, each independent director received options to purchase 5,000 shares of Common Stock. All options granted to directors during 2003 vested immediately. All options granted to directors had an exercise price equal to the fair market value of a share of Common Stock on the date of grant and expire ten years after the date of grant (subject to earlier termination). Options granted to directors are subject to early termination on the occurrence of certain events, including ceasing to be a member of the Board of Directors (other than by death). During 2004, options to acquire 15,000 shares of Common Stock were granted to independent directors.

         Effective November 3, 2004, the Company increased the cash component of compensation for independent board members. This increase was made due to the increased size and complexity of the Company, increased requirements of Board members following and related to the Sarbanes-Oxley Act of 2002 and in order to attract the best possible talent to the Board. Beginning on November 3, 2004, each non-employee director receives a quarterly retainer of $3,000, plus $1,000 for each Board and Audit Committee meeting they physically attend and $500 for each Compensation Committee meeting they attend, as well as reasonable out-of-pocket expenses incurred to attend the meetings. In addition, the chairperson of the Audit Committee receives an additional $4,000 quarterly retainer. For telephonic board meetings lasting more than one hour, each board member in attendance receives $500, and for telephonic board meetings lasting less than one hour, each board member is paid $300. An additional $1,000 per special committee meeting is paid to any director that is serving as the chairperson of such special committee.

                              COSTS OF SOLICITATION

         Copies of solicitation material will be furnished to brokerage firms, nominees, fiduciaries and custodians holding shares of Common Stock in their names which are beneficially owned by others ("record holders") to forward to such beneficial owners. The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse such record holders and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented, if deemed desirable or necessary, by telephone, telegram, and facsimile or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

                                                                         Annex A

                          PLAN AND AGREEMENT OF MERGER

                                      AMONG

                              I-SECTOR CORPORATION,

                              INX MERGER SUB, INC.

                                       AND

                           INTERNETWORK EXPERTS, INC.

                          DATED AS OF FEBRUARY 1, 2005

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE 1
                                   THE MERGER

Section 1.1    The Merger......................................................2
Section 1.2    The Closing.....................................................2
Section 1.3    Effective Time..................................................2
Section 1.4    Effects of the Merger...........................................2

                                    ARTICLE 2
                          ORGANIZATIONAL DOCUMENTS AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

Section 2.1    Certificate of Incorporation of the Surviving Corporation.......2
Section 2.2    Bylaws of the Surviving Corporation.............................2
Section 2.3    Directors of Surviving Corporation..............................3
Section 2.4    Officers of Surviving Corporation...............................3

                                    ARTICLE 3
                        EFFECT OF THE MERGER ON THE STOCK
                 OF INX AND MERGER SUB; EXCHANGE OF CERTIFICATES

Section 3.1    Effect on INX Stock and INX Stock Options.......................3
Section 3.2    Effect on the Stock of Merger Sub...............................4
Section 3.3    Exchange of Certificates........................................4
Section 3.4    Rule 16b-3 Approval.............................................5
Section 3.5    Dissenting Shares...............................................5

                                    ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF INX

Section 4.1    Existence; Good Standing; Corporate Authority...................5
Section 4.2    Authorization, Validity and Effect of Agreements................6

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.1    Existence; Good Standing; Corporate Authority...................6
Section 5.2    Authorization, Validity and Effect of Agreements................6
Section 5.3    Issuance of Parent Common Stock.................................6
Section 5.4    No Conflict.....................................................6
Section 5.5    Vote Required...................................................7
Section 5.6    Filings with the Securities and Exchange Commission.............7
Section 5.7    Merger Sub......................................................8

                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Section 6.1    Existence.......................................................8
Section 6.2    Authorization, Validity and Effect of Agreements................8

                                    ARTICLE 7
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Section 7.1    Ownership of INX Common Stock...................................8
Section 7.2    Authority Relative to this Agreement............................9
Section 7.3    No Violations...................................................9
Section 7.4    Consents and Approvals.........................................10
Section 7.5    Investment in Parent...........................................10
Section 7.6    Access to Information..........................................10
Section 7.7    Restricted Securities..........................................10
Section 7.8    No Regulatory Recommendations..................................10
Section 7.9    Legal Counsel..................................................11

                                    ARTICLE 8
                            COVENANTS AND AGREEMENTS

Section 8.1    Proxy Statement................................................11
Section 8.2    Parent Meeting.................................................11
Section 8.3    INX Stockholders Written Consents..............................11
Section 8.4    INX Voting and Support Agreements..............................11
Section 8.5    Stockholder Representative.....................................11
Section 8.6    Delivery of INX Certificates to Stockholder Representative.....12
Section 8.7    Private Placement..............................................12
Section 8.8    Listing Application............................................12
Section 8.9    INX Employee Stock Options, Incentives and Benefit Plans.......13
Section 8.10   Restrictions on Parent Common Stock............................13

                                    ARTICLE 9
                                   CONDITIONS

Section 9.1    Conditions to Each Party's Obligation to Effect the Merger.....14
Section 9.2    Conditions to Obligation of INX to Effect the Merger...........15
Section 9.3    Conditions to Obligation of Parent to Effect the Merger........15

                                   ARTICLE 10
                                   TERMINATION

Section 10.1   Termination by Mutual Consent..................................16
Section 10.2   Termination by INX or Parent...................................16
Section 10.3   Termination by INX.............................................16
Section 10.4   Termination by Parent..........................................16
Section 10.5   Effect of Termination..........................................17
Section 10.6   Extension; Waiver..............................................17

                                   ARTICLE 11
                               GENERAL PROVISIONS

Section 11.1   Nonsurvival of Representations, Warranties and Agreements......17
Section 11.2   Notices........................................................17
Section 11.3   Assignment; Binding Effect; Benefit............................18
Section 11.4   Entire Agreement...............................................18
Section 11.5   Expenses.......................................................18
Section 11.6   Amendments.....................................................18
Section 11.7   Governing Law..................................................19
Section 11.8   Counterparts...................................................19
Section 11.9   Headings.......................................................19
Section 11.10  Interpretation.................................................19
Section 11.11  Waivers........................................................19
Section 11.12  Incorporation of Exhibits......................................20
Section 11.13  Severability...................................................20

LIST OF EXHIBITS

Exhibit 2.1    Form of Certificate of Incorporation of the Surviving Entity

                       GLOSSARY OF DEFINED TERMS

DEFINED TERMS                                                   WHERE DEFINED
-------------                                                   -------------
Agreement.......................................................Preamble
AMEX............................................................Section 3.1(c)
Certificate of Merger...........................................Section 1.3
Closing.........................................................Section 1.2
Closing Date....................................................Section 1.2
Code............................................................Recitals
Conversion Ratio................................................Section 3.1(b)
DGCL............................................................Recitals
Dissenting Shares...............................................Section 3.5
Effective Time..................................................Section 1.3
Exchange Act....................................................Section 3.4
Fractional Cash Payment.........................................Section 3.1(c)
INX.............................................................Preamble
INX Certificates................................................Section 3.1(b)
INX Common Stock................................................Recitals
INX Stock Option................................................Section 7.1(b)
INX Stock Option Plans..........................................Section 7.1(b)
INX Stockholder Consent.........................................Section 7.1(a)
Lost Stock Affidavit............................................Section 3.3(b)
Material Adverse Effect.........................................Section 11.10(c)
Merger..........................................................Recitals
Merger Consideration............................................Section 3.1(c)
Merger Sub......................................................Recitals
Merger Sub Common Stock.........................................Section 3.2
New INX Common Stock............................................Section 3.2
Parent..........................................................Preamble
Parent Common Stock.............................................Section 3.1(b)
Parent Meeting..................................................Section 8.1
Parent Regulatory Filings.......................................Section 5.4(b)
Proxy Statement.................................................Section 8.1
Reg D PPM.......................................................Section 7.6
Rule 16b-3......................................................Section 3.4
SEC.............................................................Section 3.4
Securities Act..................................................Section 4.4(b)
Special Meeting Matters.........................................Section 5.5
Stock Consideration.............................................Section 3.1(b)
Stockholder.....................................................Preamble
Stockholder Representative......................................Section 8.5A
Surviving Corporation...........................................Section 1.1
Third-Party Provisions..........................................Section 11.3

                          PLAN AND AGREEMENT OF MERGER

      THIS PLAN AND AGREEMENT OF MERGER (this "AGREEMENT") is made and entered into as of February 1, 2005, by and among I-Sector Corporation, a Delaware corporation ("PARENT"), INX Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), Internetwork Experts, Inc., a Delaware corporation and majority-owned subsidiary of Parent ("INX") and each of the stockholders of INX other than Parent that are signatories hereto (each a "STOCKHOLDER" and collectively the "STOCKHOLDERS").

                                    RECITALS

      WHEREAS, the Board of Directors of Parent has approved this Agreement and determined that the merger of Merger Sub with and into INX (the "MERGER") in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Parent and its stockholders;

      WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and determined that the Merger in accordance with the provisions of DGCL, and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Merger Sub and its stockholders;

      WHEREAS, the director and sole stockholder of Merger Sub has approved this Agreement;

      WHEREAS, the Board of Directors of INX has approved this Agreement and determined that the Merger, in accordance with the provisions of the DGCL, and subject to the terms and conditions of this Agreement, is advisable and in the best interests of INX and its stockholders;

      WHEREAS, as a result of the Merger, and in accordance with the DGCL, each issued and outstanding share of INX common stock, par value $0.001 per share (the "INX COMMON STOCK"), other than shares of INX Common Stock owned by Parent, Merger Sub, INX or any wholly-owned subsidiary of Parent immediately prior to the Effective Time, shall, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration; and

      WHEREAS, the merger is intended to qualify as a reorganization under the provisions of Section 368(a)(i)(B) of the Internal Revenue Code of 1986, as amended (the "CODE").

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   THE MERGER

      Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into INX, and the separate existence of Merger Sub shall cease and INX shall continue as the surviving Corporation (sometimes hereinafter referred to as the "SURVIVING CORPORATION").

      Section 1.2 The Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at
(a) the offices of Porter & Hedges, L.L.P., 700 Louisiana, 35th Floor, Houston, Texas 77002, at 10:00 a.m., local time, on the first business day after satisfaction or waiver of the conditions set forth in SECTION 9.1, or, if on such day any condition set forth in SECTION 9.2 or SECTION 9.3 has not been satisfied or waived, as soon as practicable after all the conditions set forth in ARTICLE 9 have been satisfied or waived in accordance herewith, or (b) at such other time, date or place as INX and the Parent may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

      Section 1.3 Effective Time. Prior to the Closing, the Parent, Merger Sub and INX shall prepare, and on the Closing Date shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL with respect to the Merger (the "CERTIFICATE OF MERGER") to be properly executed and filed in accordance with such section. The Merger shall become effective at such time as the Certificate of Merger is properly executed and filed, or at such other time as Parent and INX shall have agreed upon and designated in the Certificate of Merger as the effective time of the Merger (such time at which the Merger shall have become effective is referred to herein as the "EFFECTIVE TIME").

      Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Parent agrees that it will be responsible for, and will pay, all applicable fees, charges and incorporation and franchise taxes required by law to be paid by Merger Sub.

                                   ARTICLE 2
                          ORGANIZATIONAL DOCUMENTS AND
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

      Section 2.1 Certificate of Incorporation of the Surviving Corporation. As of the Effective Time, the certificate of incorporation of the Merger Sub set forth in Error! Reference source not found. hereto shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with applicable law; provided, however, that at the Effective Time, the certificate of incorporation of the Merger Sub shall be amended to provide that the name of the Surviving Corporation from and after the Effective Time shall be "Internetwork Experts, Inc."

      Section 2.2 Bylaws of the Surviving Corporation. As of the Effective Time, the existing bylaws of INX shall be the bylaws of the Surviving Corporation until duly amended in accordance with applicable law.

      Section 2.3 Directors of Surviving Corporation. The directors of INX shall resign effective immediately prior to the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall become directors of INX and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws and the DGCL.

      Section 2.4 Officers of Surviving Corporation. The officers of INX immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation until their successors are duly appointed.

                                   ARTICLE 3
                        EFFECT OF THE MERGER ON THE STOCK
                 OF INX AND MERGER SUB; EXCHANGE OF CERTIFICATES

      Section 3.1 Effect on INX Stock and INX Stock Options. As of the Effective Time, by virtue of the Merger, and without any further action by Merger Sub or INX or by the holders of any securities of Merger Sub or INX:

            (a) Cancellation of Treasury Stock and Parent Owned Stock. Each share of INX Common Stock that is owned by INX, Merger Sub, Parent or any wholly-owned subsidiary of INX or Parent immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (b) Conversion of INX Common Stock. Each issued and outstanding share of INX Common Stock (other than shares to be canceled in accordance with SECTION 3.1(A) or as otherwise provided for in SECTION 3.5 with respect to shares of INX Common Stock as to which appraisal rights have been exercised) shall be converted into the right to receive 0.136054 (the "CONVERSION RATIO") of a share of the Parent's common stock, par value $0.01 per share (the "PARENT COMMON STOCK"). The Parent Common Stock issued in the Merger is hereinafter referred to as the "STOCK CONSIDERATION." As of the Effective Time, all such shares of INX Common Stock converted into the right to receive the Stock Consideration shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of INX Common Stock (the "INX CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive the Stock Consideration (plus the Fractional Cash Payment pursuant to subsection (c) below) into which such shares have been converted.

            (c) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of INX Certificates, and no holder of INX Common Stock shall be entitled to receive a fractional share of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of INX Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all INX

      Certificates delivered by such holder) shall receive from INX (and not from Parent or Merger Sub), in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the last reported sales prices of Parent Common Stock, as reported on the American Stock Exchange ("AMEX"), on each of the ten trading days immediately preceding the date of the Effective Time (such cash payment is referred to herein as the "FRACTIONAL CASH PAYMENT" and together with the Stock Consideration, the "MERGER CONSIDERATION").

            (d) Assumption of INX Employee Stock Options. Each INX stock option shall be assumed by Parent as set forth in SECTION 8.9.

      Section 3.2 Effect on the Stock of Merger Sub. As of the Effective Time, each share of the Merger Sub's common stock, par value $.10 per share (the "MERGER SUB COMMON STOCK"), that was outstanding prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, par value $.10 per share ("NEW INX COMMON Stock"). As of the Effective Time, all such shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Merger Sub Common Stock shall cease to have any rights with respect thereto, except the right to receive the number of shares of New INX Common Stock into which such shares have been converted.

      Section 3.3 Exchange of Certificates.

            (a) Surrender of INX Certificates. At the Closing, each holder of record of shares of INX Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to SECTION 3.1 shall deliver, or cause to be delivered on its behalf, one or more INX Certificates, in proper and negotiable form representing the number of shares of INX Common Stock held of record by each such holder. Upon surrender of an INX Certificate for cancellation to Parent, together with such other documents as may reasonably be required by the Parent, the holder of such Certificate that is entitled to receive Parent Common Stock in the Merger shall receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock in the Merger shall receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this ARTICLE 3 and cash in lieu of any fractional share of Parent Common Stock in accordance with
      SECTION 3.1(C) and the INX Certificate so surrendered shall forthwith be canceled. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this ARTICLE 3.

            (b) Lost Certificates. If any INX Certificate shall have been lost, stolen or destroyed, in lieu of such INX Certificate, the Stockholder claiming such INX Certificate to be lost, stolen or destroyed shall deliver an affidavit of that fact, in such form as may be requested by the Parent or the Parent's transfer agent (the "LOST STOCK AFFIDAVIT"). The Parent may require the posting by such Stockholder of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed INX Certificate.

            (c) No Further Ownership Rights in INX Common Stock. All shares of Parent Common Stock issued upon the surrender of an INX Certificate in accordance with the terms of this ARTICLE 3 (including any Fractional Cash Payments paid by INX pursuant to this ARTICLE 3) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of INX Common Stock theretofore represented by such INX Certificates, subject, however, to the Surviving Entity's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by INX on such shares of INX Common Stock as the case may be, which remain unpaid at the Effective Time.

      Section 3.4 Rule 16b-3 Approval. Each of the Parent, INX and Merger Sub agree that their respective board of directors shall, at or prior to the Effective Time, adopt resolutions specifically approving, for purposes of Rule 16b-3 ("RULE 16B-3") of the United States Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the receipt, pursuant to this Agreement, of Parent Common Stock and of options to acquire Parent Common Stock, by executive officers or directors of the Parent and INX who become executive officers or directors of the Parent subject to Rule 16b-3.

      Section 3.5 Dissenting Shares. Notwithstanding SECTION 3.1, shares of INX Common Stock outstanding immediately prior to the Effective Time and held by a holder of record who has not consented to the Merger in writing and who has demanded appraisal for such shares of INX Common Stock ("DISSENTING SHARES") in accordance with the DGCL shall not be converted into a right to receive any applicable Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder of record fails to perfect or withdraws or loses his right to appraisal, such shares of INX Common Stock shall be treated as if they had been cancelled and converted as of the Effective Time into a right to receive the applicable Merger Consideration. Any consideration other than the Merger Consideration with respect to such Dissenting Shares shall be paid exclusively by INX, and Parent shall have no obligation for same. INX shall give Parent prompt notice of any demands received for appraisal of shares of INX Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. INX shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF INX

      INX hereby represents and warrants to the Parent as follows:

      Section 4.1 Existence; Good Standing; Corporate Authority. INX is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. INX is duly qualified to do business and, to the extent such concept or similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified does not and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in SECTION 11.10(C)). INX has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

      Section 4.2 Authorization, Validity and Effect of Agreements. INX has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby and thereby to which it is a party. The consummation by INX of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of INX. This Agreement constitutes valid and legally binding obligation of INX, enforceable against INX in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent hereby represents and warrants to each Stockholder as follows:

      Section 5.1 Existence; Good Standing; Corporate Authority. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Parent is duly qualified to do business and, to the extent such concept or similar concept exists in the relevant jurisdiction, is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified does not and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

      Section 5.2 Authorization, Validity and Effect of Agreements. Parent has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby and thereby to which it is a party. The consummation by Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Parent, other than the approvals referred to in SECTION 5.5. This Agreement constitutes valid and legally binding obligation of Parent enforceable against Parent, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity.

      Section 5.3 Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued as part of the Merger Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

      Section 5.4 No Conflict.

            (a) Neither the execution and delivery by Parent of this Agreement nor the consummation by Parent of the transactions contemplated hereby or thereby in accordance with their terms will (i) conflict with or result in a breach of any provisions of the certificate of incorporation, as amended, or bylaws of Parent, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected or (iii) subject to the filings and other matters referred to in SECTION 5.4(B), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Parent or any of its Subsidiaries, except, for such matters described in clause (ii) or (iii) as do not and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

            (b) Neither the execution and delivery by Parent of this Agreement nor the consummation by Parent of the transactions contemplated hereby in accordance with its terms will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the applicable rules of the AMEX, (iii) compliance with the "blue sky" laws of various states and applicable foreign competition and antitrust laws, and (iv) collectively, the "PARENT REGULATORY FILINGS"), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make does not and is not reasonably likely to have a Material Adverse Effect or substantially impair or delay the consummation of the transactions contemplated hereby.

      Section 5.5 Vote Required. The only votes of the holders of any class or series of Parent capital stock necessary to approve (i) the issuance of the shares of Parent Common Stock in the merger and the shares of Parent Common Stock to be issued upon exercise of INX options assumed pursuant to the Merger and (ii) the amendment to the I-Sector Corporation Incentive Plan (collectively, the "SPECIAL MEETING MATTERS") are the affirmative vote of the holders of at least a majority of the Parent Common Stock represented at the Parent Meeting, at which a quorum is present, and cast on the Special Meeting Matters.

      Section 5.6 Filings with the Securities and Exchange Commission. Parent has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials being collectively referred to herein as the "PARENT SEC REPORTS") on a timely basis or has received a valid extension of such time of filing and has filed any such Parent SEC Reports prior to the expiration of any such extension. As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the Parent SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

      Section 5.7 Merger Sub. Merger Sub has not conducted any business activities prior to the date of this Agreement, other than the negotiation and execution of this Agreement. All outstanding shares of capital stock of Merger Sub are owned, beneficially and of record, by Parent.

                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

      Merger Sub hereby represents and warrants as follows:

      Section 6.1 Existence. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      Section 6.2 Authorization, Validity and Effect of Agreements. Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby and thereby to which it is a party. The consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Merger Sub. This Agreement constitutes valid and legally binding obligation of Merger Sub enforceable against Merger Sub, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                                   ARTICLE 7
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      Each Stockholder, severally but not jointly, represents and warrants to Parent, Merger Sub and INX that:

      Section 7.1 Ownership of INX Common Stock.

            (a) Such Stockholder is the sole record holder of the shares of INX Common Stock set forth in that certain Consent of INX Stockholders to the Merger (the "INX STOCKHOLDER CONSENT") delivered to Parent and INX concurrently with the execution of this Agreement and has the sole legal and beneficial ownership of, and good and marketable title to, those shares of INX Common Stock. All of the shares of INX Common Stock owned by such Stockholder are free and clear of any Liens or other rights or interests of any person or entity and there is no security, option, warrant, right (including, without limitation, preemptive rights), put, call, subscription agreement, commitment, understanding or claim of any nature whatsoever, fixed or contingent, to which such Stockholder, individually, is a party or by which such Stockholder, individually, is bound that directly or indirectly (i) calls for the sale, pledge, delivery or other disposition of any interests in INX or any securities convertible into, or other rights to acquire, any interests in INX, (ii) relates to the voting or control of any interests in INX, or (iii) obligates such Stockholder to grant, offer or enter into any of the foregoing. Such Stockholder has the absolute and unrestricted legal right, power, authority and capacity to transfer his shares of INX Common Stock.

            (b) Such Stockholder has been granted options to purchase INX Common Stock (an "INX STOCK OPTION") under the INX Incentive Plan, as amended and restated effective August 1, 2003 (the "INX STOCK OPTION PLAN") set forth next to such Stockholder's name on the INX Stockholder Consent and has the sole beneficial ownership of those shares of INX Common Stock issuable under the INX Stock Options. All of the INX Stock Options set forth next to the Stockholder's name on the INX Stockholder Consent and shares of INX Common Stock issuable upon the exercise of the INX Stock Options, are free and clear of any Liens or other rights or interests of any person or entity and there is no security, option, warrant, right (including, without limitation, preemptive rights), put, call, subscription agreement, commitment, understanding or claim of any nature whatsoever, fixed or contingent, to which such Stockholder, individually, is a party or by which such Stockholder, individually, is bound that directly or indirectly
      (i) calls for the sale, pledge, delivery or other disposition of any interests in INX or any securities convertible into, or other rights to acquire, any interests in INX, (ii) relates to the voting or control of any interests in the INX, or (ii) obligates such Stockholder to grant, offer or enter into any of the foregoing.

            (c) Except as set forth in subsections (a) and (b), such Stockholder has no legal or beneficial ownership of, or right or claim to any INX Common Stock, INX Stock Option or other securities of INX or securities convertible into INX Common Stock.

      Section 7.2 Authority Relative to this Agreement. Such Stockholder has the legal capacity to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed by such Stockholder. Assuming the valid execution and deliver of this Agreement by all other parties to this Agreement, this Agreement is a valid and binding obligation of such Stockholder, enforceable against such Stockholder, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally or by equitable principles. Such Stockholder has executed and delivered the INX Stockholder Consent whereby such Stockholder has consented to and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby and such Stockholder has waived such Stockholder's rights of appraisal under the DGCL with respect to the Merger and any rights, claims or other causes of action against Parent, INX or Merger Sub.

      Section 7.3 No Violations. Neither the execution, delivery or performance of this Agreement by the Stockholder, individually, will violate or conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance by, or result in a right of termination under, or result in the creation of any Lien upon the shares of INX Common Stock owned by such Stockholder or INX Stock Options or shares of INX Common Stock underlying

INX Stock Options under, any contract, indenture, loan document, license, permit, order, decree or instrument to which such Stockholder is a party or by which it or its assets or properties are bound.

      Section 7.4 Consents and Approvals. No consent, order, approval, waiver, authorization of, or registration, application, declaration or filing with, any Person is required with respect to such Stockholder, individually, in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated thereby.

      Section 7.5 Investment in Parent. In approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the Stockholder is making an investment decision to acquire shares of Parent Common Stock. The Stockholder is acquiring the shares of Parent Common Stock for its own account for investment, and not with a view to any distribution or resale of such shares of Parent Common Stock in violation of the Securities Act or any rule or regulation under the Securities Act and the Stockholder has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution or resale.

      Section 7.6 Access to Information. The Stockholder hereby acknowledges receipt of the Regulation D Private Placement Memorandum (the "REG D PPM") containing information relating to Stockholder's investment in Parent Common Stock. In addition to the information contained in the Reg D PPM, the Stockholder (a) has had adequate opportunity to obtain from representatives of the Parent such information about the Parent as is necessary to evaluate the merits and risks of the acquisition of shares of Parent Common Stock pursuant to this Agreement, (b) has sufficient expertise in business and financial matters to be able to evaluate the risks involved in the acquisition of shares of Parent Common Stock pursuant to this Agreement and to make an informed investment decision with respect to such acquisition, (c) is personally familiar with the business of INX and Parent, and (d) acknowledges that the shares of Parent Common Stock cannot be sold, transferred or otherwise disposed other than as allowed by the rules and regulations of the SEC.

      Section 7.7 Restricted Securities. Stockholder acknowledges and agrees that shares of Parent Common Stock to be issued in the Merger are subject to restrictions on transfer as set forth in SECTION 8.10 and further understands that the shares of Parent Common Stock will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the shares of Parent Common Stock will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the shares of Parent Common Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, such Investor represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Appropriate stop transfer instructions may be issued to the transfer agent for securities of the Company (or a notation may be made in the appropriate records of the Company) in connection with the shares of Parent Common Stock.

      Section 7.8 No Regulatory Recommendations. The Stockholder understands that there has not been any finding or determination by any federal or state regulatory authority relating to the fairness of an investment in the shares of Parent Common Stock to be issued to the Stockholder in the Merger, and there has not been any approval, recommendation, or endorsement of either the offering of the shares or the shares themselves by any federal or state regulatory authority.

      Section 7.9 Legal Counsel. SUCH STOCKHOLDER UNDERSTANDS THAT IT IS HIS, HER OR ITS RESPONSIBILITY TO OBTAIN ITS OWN LEGAL AND FINANCIAL ADVISORS (INCLUDING TAX ADVISORS) WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THAT PORTER & HEDGES, L.L.P. IS REPRESENTING ONLY PARENT IN CONNECTION WITH THIS AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED HEREBY AND NOT SUCH STOCKHOLDER.

                                   ARTICLE 8
                            COVENANTS AND AGREEMENTS

      Section 8.1 Proxy Statement. As promptly as practicable after the execution of this Agreement, (i) Parent shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT") relating to the special meeting of the Parent stockholders (the "PARENT MEETING") to be held to consider approval of the Special Meeting Matters. Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable.

      Section 8.2 Parent Meeting. Parent shall call and hold the Parent Meeting as promptly as practicable for the purpose of obtaining the approval of the Special Meeting Matters by the Parent stockholders. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Share Issuance, and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of its stockholders.

      Section 8.3 INX Stockholders Written Consents. Subject to SECTION 5.4 and
SECTION 9.1, INX shall, as promptly as practicable after execution of this Agreement, seek the execution and delivery of the INX Stockholder Consent by any INX stockholder that did not execute and deliver a INX Stockholder Consent to Parent before the execution of this Agreement.

      Section 8.4 INX Voting and Support Agreements. INX shall, as promptly as practicable after execution of this Agreement, seek the execution and delivery of the Voting and Support Agreement by any INX stockholder or grantee under any INX Stock Option who did not execute and deliver a Voting and Support Agreement to Parent before the execution of this Agreement.

      Section 8.5 Stockholder Representative.

            (a) Each Stockholder hereby constitutes and appoints Mark Hilz or his duly designated substitutes as his representative and true and lawful agent and attorney-in-fact (collectively, the "STOCKHOLDER REPRESENTATIVE"), authorizing the Stockholder Representative to perform any and all such acts as are required, authorized or contemplated by this Agreement, including, but not limited to, the following: (i) to surrender the INX Certificates and Lost Stock Affidavits deposited with the Stockholder

      Representative to the Parent at the Closing; (ii) to execute and deliver stock powers, certificates and any other additional documentation as the Parent or the Parent's transfer agent may request to effectuate the exchange of the INX Common Stock for the Stock Consideration pursuant to
      SECTION 3.1; (iii) to receive all notices and other documents given or to be given to the Stockholders pursuant to this Agreement; (iv) to receive and accept service of process in connection with any claim or other proceeding against the Stockholders arising under this Agreement; (v) to undertake, compromise, defend and settle any such suit or proceeding on behalf of the Stockholders as a group arising under this Agreement; (vi) to execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative in connection with any of the transactions contemplated by this Agreement whether prior to, at or after the Closing, including any amendments to this Agreement; (vii) to act pursuant to the direction of a majority in interest of the Stockholders; and (viii) receive the Merger Consideration on behalf of the Stockholders and distribute such Merger Consideration to the respective Stockholders, all in accordance with this Agreement.

            (b) A decision, act, consent or instruction of the Stockholder Representative shall be final, binding and conclusive upon each of such Stockholder, and Parent may rely conclusively, absolutely and exclusively, without inquiry, upon any such decision, act, consent or instruction of every such Stockholder. Parent is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

      Section 8.6 Delivery of INX Certificates to Stockholder Representative. At least ten days before the Closing, each Stockholder shall deliver to the Stockholder Representative their respective INX Certificates, in proper and negotiable form representing the number of shares of INX Common Stock held of record by such Stockholder as set forth on the signature pages attached hereto, or a Lost Stock Affidavit for their respective INX Certificates.

      Section 8.7 Private Placement. Parent and each Stockholder shall use their respective reasonable efforts to cause the Merger to qualify as a private placement of Parent Common Stock under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

      Section 8.8 Listing Application.

            (a) Parent shall promptly prepare and submit to the AMEX a listing application covering the Parent Common Stock to be issued in the Merger or upon the exercise of the INX Stock Options and shall use its commercially reasonable best efforts to obtain, prior to the Effective Time, approval for the listing on the AMEX of such Parent Common Stock, subject to official notice of issuance.

            (b) The listing fees payable to the AMEX with respect to the listing applications or any amendments thereto shall be paid by Parent.

         Section 8.9 INX Employee Stock Options, Incentives and Benefit Plans.

                  (a) At the Effective Time, each INX Stock Option granted under the INX Stock Option Plan, whether vested or unvested, shall be deemed assumed by Parent and shall thereafter be deemed to constitute a fully-vested option (i) to acquire that number of shares of Parent Common Stock equal to the product of (x) number of shares of INX Common Stock that were granted under such INX Stock Option multiplied by (y) the Conversion Ratio, (ii) at an exercise price equal to the quotient of (a) the exercise price of such INX Stock Option as stated in the INX Stock Option divided by (b) the Conversion Ratio, and (iii) on the same terms and conditions as were applicable under such INX Stock Option immediately prior to the Effective Time (in accordance with the past practice of INX with respect to interpretation and application of such terms and conditions and in compliance with the requirements of Code
         Section 424). For example, and solely for the purposes of illustrating the mechanics of the conversion and assumption of an INX Stock Option, immediately prior to the Effective Time, an INX Stock Option to acquire 735 shares of INX Common Stock at an exercise price of $0.20 per share shall be deemed to be an option to purchase 100 shares of Parent Common Stock (735 shares of INX Common Stock multiplied by the Conversion Ratio = 100 shares of Parent Common Stock) at an exercise price of $1.47 ($0.20 exercise price stated in INX Stock Option divided by the Conversion Ratio). In addition, each of Parent and INX shall prior to the Effective Time make any amendments to the terms of its respective stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section.

                  (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to this Section.

                  (c) As promptly as practicable after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 to register the shares of Parent Common Stock issuable upon the exercise of the INX Stock Options assumed by Parent pursuant to this Section.

         Section 8.10 Restrictions on Parent Common Stock.

                  (a) Each Stockholder covenants that in no event will it sell, transfer or otherwise dispose of any of the shares of Parent Common Stock it receives in the Merger other than in conjunction with an effective registration statement for the shares under the Securities Act or pursuant to an exemption therefrom, or in compliance with Rule 144 promulgated under the Securities Act or to a person related to or an entity affiliated with said Purchaser and other than in compliance with the applicable securities regulation laws of any state;

                  (b) Parent will place a legend on each certificate representing shares of Parent Common Stock to be issued in the Merger substantially as follows:

                  THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE OR FOREIGN JURISDICTION. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAW OF ANY STATE OR FOREIGN JURISDICTION, OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

                  (c) The legend set forth above shall be removed and Parent shall issue a certificate without such legend to the holder of the shares of Parent Common Stock upon which it is stamped, if, unless otherwise required by state securities laws, (i) such shares of Parent Common Stock are registered for resale under the Securities Act, (ii) in connection with a sale transaction, such holder provides the Parent with an opinion from counsel satisfactory to Parent in its sole discretion, to the effect that a public sale, assignment or transfer of the shares of Parent Common Stock may be made without registration under the Securities Act, or (iii) such holder provides Parent with an opinion of counsel satisfactory to Parent in its sole discretion that the shares of Parent Common Stock can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

                  (d) Stop transfer instructions to the transfer agent of the shares of Parent Common Stock to be issued to the Stockholder in the Merger have been or will be placed with respect to the shares of Parent Common Stock to be issued to the Stockholder in the Merger so as to restrict the resale, pledge, hypothecation or other transfer thereof, subject to the further items hereof, including the provisions of the legend set forth in subparagraph (b) above.

                                    ARTICLE 9
                                   CONDITIONS

         Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The Special Meeting Matters shall have been adopted and approved by the requisite vote of the stockholders of Parent in accordance with the DGCL and rules and regulations of the SEC and AMEX;

                  (b) This Agreement and the transactions contemplated hereby shall have been adopted and approved by the stockholders of INX in accordance with the DGCL as well as the Company's certificate of incorporation and bylaws;

                  (c) No statute, rule, regulation executive order, decree, ruling or cease and desist order shall have enacted, entered promulgated or enforced by any U.S. federal or state or foreign governmental authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby;

                  (d) None of the parties hereto shall be subject to any decree, order or injunction of a United States federal or state or foreign court of competent jurisdiction which prohibits the consummation of the Merger; and

                  (e) Parent shall have applied to list the Parent Common Stock to be issued in connection with the Merger on the AMEX.

         Section 9.2 Conditions to Obligation of INX to Effect the Merger. The obligation of INX to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of Parent contained in this Agreement (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) those not so qualified shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause (ii) that do not and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and INX shall have received a certificate of Parent executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying to such effect.

         Section 9.3 Conditions to Obligation of Parent to Effect the Merger. The obligations of Parent to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of each Stockholder contained in this Agreement shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date);

                  (b) At any time after the date of this Agreement, there shall not have been any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of this Agreement, a Material Adverse Effect;

                  (c) Each holder of INX Common Stock shall have executed and delivered to INX an INX Stockholder Consent;

                  (d) Each holder of an INX Stock Option shall have executed and delivered to the Parent a Voting and Support Agreement; and

                  (e) No holders of INX Common Stock shall have perfected their appraisal or dissenters' rights under the DGCL.

                                   ARTICLE 10
                                   TERMINATION

         Section 10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and INX whether before or after the vote of their respective stockholders approving this Agreement.

         Section 10.2 Termination by INX or Parent. This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of INX or of Parent if:

                  (a) a meeting (including adjournments and postponements) of the stockholders of Parent for the purpose of obtaining the approval required by SECTION 9.1(A) shall have been held and such stockholder approval shall not have been obtained; or

                  (b) a U.S. federal, state or non-U.S. court of competent jurisdiction or U.S. federal, state or non-U.S. governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with SECTION 8.3 and, with respect to other matters not covered by SECTION 8.3, shall have used its commercially reasonable best efforts to remove such injunction, order or decree.

         Section 10.3 Termination by INX. This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of INX if there has been a breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in SECTION 9.2(A) would not be satisfied, and any such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by INX; provided, however, that the right to terminate this Agreement pursuant to SECTION 10.30 shall not be available to INX if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the condition set forth in
SECTION 9.3(A) shall not be satisfied.

         Section 10.4 Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of Parent if there has been a breach by INX or any Stockholder of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of INX shall have become untrue, in either case such that the conditions set forth in SECTION 9.3(A) would not be satisfied, and such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to INX; provided, however, that the right to terminate this Agreement pursuant to this SECTION 10.4 shall not be available to Parent if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in SECTION 9.2(A) shall not be satisfied; or

         Section 10.5 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE 9, all rights and obligations of the Parent, INX, Merger Sub and the Stockholders hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

         Section 10.6 Extension; Waiver. At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 11
                               GENERAL PROVISIONS

         Section 11.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

         Section 11.2 Notices. Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                  (a)      if to INX:

                                    Internetwork Experts, Inc.
                                    1955 Lakeway Drive
                                    Suite 220
                                    Lewisville, Texas  75057
                                    Attention:  Mark T. Hilz
                                    Facsimile:  (469) 549-3888

                  (b)      if to Parent or Merger Sub:

                                    I-Sector Corporation
                                    6401 Southwest Freeway
                                    Houston, Texas  77074
                                    Attention:  James H. Long
                                    Facsimile:  (713) 795-2001
                                    with a copy to:

                                    Porter & Hedges, L.L.P.
                                    700 Louisiana, Suite 3500
                                    Houston, Texas 77002
                                    Attention:  Nick D. Nicholas
                                    Facsimile:  (713) 226-0237

                  (c)      if to Stockholder Representative:

                                    Mark T. Hilz
                                    1955 Lakeway Drive
                                    Suite 220
                                    Lewisville, Texas  75057
                                    Facsimile:  (469) 549-3888

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         Section 11.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of ARTICLE 3 and SECTION 8.8 and except as provided in any agreements delivered pursuant hereto (collectively, the "THIRD-PARTY PROVISIONS"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third-Party Provisions may be enforced by the beneficiaries thereof.

         Section 11.4 Entire Agreement. This Agreement, the exhibits to this Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         Section 11.5 Expenses. Each party shall keep his own expenses, except that Parent shall bear all expenses of the Merger Sub and all valid reorganization expenses as permitted by IRS Revenue Ruling 73-54.

         Section 11.6 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their boards of directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of INX or Parent but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws.

         Section 11.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         Section 11.9 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

         Section 11.10  Interpretation.  In this Agreement:

                  (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations and partnerships and vice versa.

                  (b) The phrase "to the knowledge of" and similar phrases relating to knowledge of INX or Parent, as the case may be, shall mean the actual knowledge of its executive officers and directors.

                  (c) "Material Adverse Effect" shall mean a material adverse effect on or change in (a) the business, assets, condition (financial or otherwise) or operations of a party (including the Surviving Entity) and its Subsidiaries on a consolidated basis, except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the IP telephony industry or changes arising out of the announcement of this Agreement, or (b) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing.

                  (d) The term "Subsidiary," when used with respect to any party, means any corporation or other organization (including a limited liability company), whether incorporated or unincorporated, domestic or foreign, of which such party directly or indirectly owns or controls
         (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such party is a general partner or (ii) any form of equity interest or an interest of any other character that is convertible into an equity interest in such corporation or organization and such party has working control over the management of such corporation or organization.

         Section 11.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         Section 11.12 Incorporation of Exhibits. All exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         Section 11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Parent, Merger Sub, INX, the Stockholders and the Stockholder Representative have caused this Agreement to be executed as of the date first above written.

INTERNETWORK EXPERTS, INC.                       I-SECTOR CORPORATION

By: /s/ Mark T. Hilz                               By: /s/ James H. Long
    ----------------------------------------           -------------------------
      Mark T. Hilz                                       James H. Long
      President and Chief Executive Officer              Chief Executive Officer


STOCKHOLDER REPRESENTATIVE                        INX MERGER SUB

  /s/ Mark T. Hilz                                By: /s/ James H. Long
--------------------------------------------          --------------------------
      Mark T. Hilz                                Name:   James H. Long
                                                       -------------------------
                                                         President

                           COUNTERPART SIGNATURE PAGE
                                       TO
                           PLAN AND AGREEMENT OF MERGER
                                      AMONG
                   I-SECTOR CORPORATION, INX MERGER SUB, INC.
                         AND INTERNETWORK EXPERTS, INC.
                          DATED AS OF FEBRUARY 1, 2005

         IN WITNESS WHEREOF, Parent, Merger Sub, INX, the Stockholders and the Stockholder Representative have caused this Agreement as of the date first above written.

                                  STOCKHOLDERS

      /s/ David Peoples                                   585,000                            456,300
      ------------------------------------    ----------------------------------   ---------------------------
      David Peoples                           Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ Don Smith                                       495,000                            754,100
      ------------------------------------    ----------------------------------   ---------------------------
      Don Smith                               Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ David DeYoung                                   330,930                            633,125
      ------------------------------------    ----------------------------------   ---------------------------
      David DeYoung                           Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ John C'de Baca                                  180,000                            140,400
      ------------------------------------    ----------------------------------   ---------------------------
      John C'de Baca                          Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ Andrew Cantrell                                  80,020                             63,507
      ------------------------------------    ----------------------------------   ---------------------------
      Andrew Cantrell                         Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ Joey Johnson                                     50,400                             54,312
      ------------------------------------    ----------------------------------   ---------------------------
      Joey Johnson                            Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ Joel Hutton                                      45,000                             55,100
      ------------------------------------    ----------------------------------   ---------------------------
      Joel Hutton                             Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ Dave Plank                                        6,750                              6,680
      ------------------------------------    ----------------------------------   ---------------------------
      Dave Plank                              Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ Veronica Marriott                                 4,500                             11,010
      ------------------------------------    ----------------------------------   ---------------------------
      Veronica Marriott                       Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ Brian Cochran                                     3,600                              1,250
      ------------------------------------    ----------------------------------   ---------------------------
      Brian Cochran                           Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ Leigh McGregor                                    1,800                              6,404
      ------------------------------------    ----------------------------------   ---------------------------
      Leigh McGregor                          Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ Albert Lowry                                      1,800                               -0-
      ------------------------------------    ----------------------------------   ---------------------------
      Albert Lowry                            Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ John Newell                                       3,700                              6,950
      ------------------------------------    ----------------------------------   ---------------------------
      John Newell                             Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ Gordon Jackson                                    9,000                               -0-
      ------------------------------------    ----------------------------------   ---------------------------
      Gordon Jackson                          Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

      /s/ Casey Brydson                                     2,500                              5,000
      ------------------------------------    ----------------------------------   ---------------------------
      Casey Brydson                           Number of Shares of INX Common       Number of INX Stock Options
                                              Stock

                                                                         Annex B


                                FAIRNESS OPINION
                       I-SECTOR CORPORATION ACQUISITION OF
                          CERTAIN MINORITY INTERESTS IN
                           INTERNETWORK EXPERTS, INC.

                                   PREPARED BY

                               VALUE INCORPORATED
                                DECEMBER 28, 2004

December 28, 2004


Don Chadwick
Special Committee of the Board of Directors
I-Sector Corporation
6401 Southwest Freeway
Houston, Texas 77074

         Via: Overnight Delivery

Dear Mr. Chadwick:

We understand that I-Sector Corporation ("ISR" or the "Company") is contemplating a transaction with certain shareholders of ISR's majority-owned subsidiary, InterNetwork Experts, Inc. ("INX" or the "Subsidiary") whereby ISR and certain holders ("Sellers") of INX common shares and/or options to exchange INX common shares and options for ISR shares and options based on a ratio of
7.35 shares of INX for each share of ISR. It is our understanding that the Company has formed a special committee (the "Committee") to consider certain matters relating to the Transaction.

The Committee has requested that VALUE Incorporated render an opinion (the "Opinion") as to the Transaction's fairness, from a financial point of view, to the public shareholders of ISR. The Opinion does not address the Company's underlying business decision to effect the Transaction. The Opinion also does not address the fairness of the Transaction to the any shareholder of the Subsidiary. The Opinion is not a recommendation to ISR or any shareholder of INX to effect the Transaction. Furthermore, we have not been engaged to, nor did we, negotiate the Transaction or advise you with respect to alternatives to it.

We understand that our analysis and report, together with other information deemed relevant by the Board, will be considered by the Board in assessing whether the terms of the Transaction are fair, from a financial point of view, to the shareholders of ISR. No other purpose for our work is intended or should be inferred. Except as set forth herein, you agree not to publish or use our work product for any other purpose without our express knowledge and prior written consent. We are under no obligation to update, revise or reaffirm our Opinion.

Special Committee of the Board of Directors
I-Sector Corporation
December 28, 2004
Page 2


In performing our analysis, the work steps we completed included, but were not limited to, the following:

1. We met on numerous occasions (both in person and telephonically) with members of the Special Committee of the Company's Board of Directors and management, as well as management of INX and the Company's other operating subsidiaries;

2. We examined certain recent SEC filings of ISR, including Forms 10-K, 10-Q, S-2 and S-2A as well as Schedules DEF14A and DEFA14A;

3. We examined other publicly available information pertaining to ISR, such as news articles and press releases;

4. We examined certain information pertaining to the respective capital structures of ISR and INX prepared by management at our request;

5. We examined certain information regarding the Company's intellectual property prepared by management at our request;

6. We examined historical and prospective financial and accounting information prepared by management at our request;

7. We reviewed capital market information, economic information and other data and information we deemed relevant to the value of the Company and the Subsidiary; and

8. We prepared and reviewed with management various financial forecasts and valuation analyses pertaining to the Company and the Subsidiary based on information we gathered in the course of our analysis.

Using discounted cash flow analyses, we estimated the respective present values of the sum of the future unlevered, after-tax cash flows, including terminal values, of ISR and each of its operating subsidiaries, including INX. Our discounted cash flow analyses were derived based on exit multiples ranging from 7.4X to 12.5X annual cash flow (based on long-term rates of growth in cash flow ranging from 1.5% to 3.5% beyond our 10-year forecast horizon). Cash flows were discounted at rates ranging from 12% to 16% (reflecting our estimate of the Company's cost of capital at 14%, plus or minus 200 basis points). This analysis indicated that appropriate exchange ratios range from approximately 6.6 to 8.5 shares of INX common stock per share of ISR common stock.

We considered and pursued two market-based valuation approaches. The first was based on trading prices and corresponding pricing multiples observed among ISR's publicly traded peers. The second was based on acquisition prices and corresponding pricing multiples observed in mergers and acquisitions of companies with comparable operations to ISR. Unfortunately, in neither case did our search for a peer group yield a sample of companies with operations sufficiently comparable to the Company (or its subsidiaries) to provide meaningful evidence of value for purposes of our analysis.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to such

Special Committee of the Board of Directors
I-Sector Corporation
December 28, 2004
Page 3


information. We have not made an independent appraisal of any of the individual properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based on the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair, from a financial point of view, to the shareholders of ISR.

We appreciate the opportunity to serve you.

Very truly yours,

VALUE INCORPORATED

By:    /s/ David N. Fuller
       --------------------------------------------
       David N. Fuller, CFA
       President and Founder



By:    /s/ M. Travis Keath
       --------------------------------------------
       M. Travis Keath, CFA, CPA
       Principal

                              I-SECTOR CORPORATION

                         SPECIAL MEETING OF STOCKHOLDERS

                              I-SECTOR CORPORATION
                             6401 SOUTHWEST FREEWAY
                              HOUSTON, TEXAS 77074

                                 MARCH 18, 2005
                                   10:00 A.M.

      THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF
           I-SECTOR CORPORATION (THE "COMPANY") AND ALL MATTERS TO BE
                     VOTED UPON ARE PROPOSED BY THE COMPANY.

      The undersigned hereby appoints Timothy J. Grothues and Helena Y. Shiu, either or both of them, proxies of the undersigned with full power of substitution, to vote all shares of I-Sector Corporation Common Stock which the undersigned may be entitled to vote at the Special Meeting of Stockholders of I-Sector Corporation to be held in Houston, Texas on Friday, March 18, 2005 at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Please mark your votes as indicated in this example. [X]

PROPOSAL ONE:     APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK AND THE
                  POTENTIAL ISSUANCE OF SHARES OF COMMON STOCK UPON EXERCISES OF
                  OPTIONS SUBSTITUTED IN THE EXCHANGE.

                  [ ] FOR           [ ] AGAINST         [ ] ABSTAIN

PROPOSAL TWO:     APPROVAL OF AN AMENDMENT TO THE I-SECTOR CORPORATION INCENTIVE
                  PLAN (THE "PLAN") TO INCREASE BY 1,123,103 THE TOTAL NUMBER OF
                  SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN
                  TO ENABLE THE COMPANY TO SUBSTITUTE OPTIONS TO ACQUIRE ITS
                  COMMON STOCK FOR INX STOCK OPTIONS THAT WILL BE ELIMINATED AS
                  A RESULT OF EXCHANGE.

                  [ ] FOR           [ ] AGAINST         [ ] ABSTAIN

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE APPROVAL OF PROPOSAL ONE AND PROPOSAL TWO. IN HIS DISCRETION, THE DESIGNEE IS ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

      The undersigned acknowledges receipt of Notice of the Special Meeting of Stockholders and the Proxy Statement dated February 12, 2005, and ratifies all actions that the Designee or his or their substitute may lawfully take or cause to be taken by virtue hereof and revokes all former proxies.

                                     Dated: ____________________, 2005

                                     Signature: ________________________________

                                     ___________________________________________

                                     NOTE: Please sign exactly as your name
                                     appears hereon. Joint owners should each sign. When signing as attorney or for an estate, trust, or corporation, please give full title. Please return the signed card in the enclosed envelope.